Exhibit (a)(1)(A)

MEMC ELECTRONIC MATERIALS, INC.

July 17, 2012

OFFER TO EXCHANGE

CERTAIN STOCK OPTIONS FOR

NEW STOCK OPTIONS

This offer to exchange and your withdrawal rights will expire at

11:59 p.m., Eastern Time, on August 17, 2012, unless extended.

MEMC Electronic Materials, Inc., a Delaware corporation (“us,” “we,” “MEMC” or the “Company”), by this Offer to Exchange Certain Stock Options for New Stock Options (the “Exchange Offer”), is offering to our eligible employees and eligible employees of our subsidiaries the opportunity to voluntarily exchange eligible stock options for fewer new stock options with a lower exercise price.

You are an “eligible employee” if you are:

•	A current U.S. or international employee who holds eligible stock options;

•	Employed on the date the Exchange Offer commences and remain employed through the date the new stock options are granted;

•	Eligible to participate in the 2010 Equity Incentive Plan (the “2010 Plan”);

•	Not an executive officer or member of our Board of Directors; and

•	Not employed by MEMC or its majority-owned subsidiaries in any foreign country where we determine that the option exchange would have tax, regulatory or other implications that are inconsistent with MEMC’s compensation policies and practices.

Although we intend to include all international employees, we may exclude otherwise eligible employees located outside the United States if, for any reason, we believe that their participation would be illegal, inadvisable or impractical. We reserve the right to withdraw the Exchange Offer in any jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of eligible stock options be accepted from or on behalf of, employees in that jurisdiction.

If you are an eligible employee and your Company stock options meet the following criteria, then they are “eligible stock options” that you may elect to exchange in the Exchange Offer:

•	The exercise price of your stock options is $10.00 or greater;

•	Your stock options were granted prior to July 17, 2011; and

•	Your stock options will not expire before the Expiration Date (defined below).

For purposes of the Exchange Offer, the term “stock option” generally refers to an option to purchase one share of our common stock.

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:

•	You will receive fewer new stock options. The number of new stock options will be determined using an exchange ratio designed to result in a fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the stock options that are surrendered for exchange.

•	The exercise price for the new stock options will be equal to the closing price of MEMC common stock on the date the new stock options are granted (expected to be the next business day after the expiration of the Exchange Offer) as reported on the New York Stock Exchange. The Company expects the exercise price for the new stock options to be lower than the exercise price of the stock options that will be surrendered for exchange.

•	If the surrendered eligible stock options are fully vested at the time of the exchange, the new stock options will be subject to a two-year vesting period. Under this vesting schedule, 50% of the new stock options will vest upon the 12-month anniversary of the new stock option grant date and the remaining 50% of the new stock options will vest upon the 24-month anniversary of the new stock option grant date, so long as you remain employed by the Company or its subsidiaries during those periods.

•	If the surrendered eligible stock options are not fully vested at the time of the exchange, the new stock options will be subject to a three-year vesting period. Under this vesting schedule, 33.33% of the new stock options will vest upon the 12-month anniversary of the new stock option grant date, 33.33% will vest upon the 24-month anniversary of the new stock option grant date and the remaining 33.34% of the new stock options will vest upon the 36-month anniversary of the new stock option grant date, so long as you remain employed by the Company or its subsidiaries during those periods.

•	Unlike other stock options granted by MEMC, which generally have ten-year terms, the new stock options will have a term of seven years from the new stock option grant date.

•	The new stock options will be subject to the terms and conditions of the 2010 Plan.

Participation in the Exchange Offer is completely voluntary. Eligible employees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis, subject to the terms set forth below. Eligible stock options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled on the day that the Exchange Offer expires and the new stock options will be granted as of the business day following the expiration date of the Exchange Offer. If you choose not to participate in the Exchange Offer, you will continue to hold your eligible stock options on the same terms and conditions and pursuant to the stock option plans under which they were originally granted.

See the section entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Exchange Offer.

Shares of MEMC common stock are listed on the New York Stock Exchange under the symbol “WFR.” On July 5, 2012, the closing price of MEMC common stock on the New York Stock Exchange was $2.52 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the new stock options are granted. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Offer.

We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange document and in the related documents referred to in this document. The Exchange Offer is not conditioned on a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating.

If you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify MEMC of your election to exchange such stock options before the Exchange Offer expires. You may notify MEMC of your election in one of the following two ways:

•	By making an election online at the Stock Option Exchange Program Website, which is available at https://memc.equitybenefits.com. Your online election must be submitted before the expiration deadline of 11:59 p.m., Eastern, on August 17, 2012 (or such later date as may apply if the Exchange Offer is extended) (such date, as extended if applicable, the “Expiration Date”).

•	By completing and returning the paper election form included in the materials provided to you with this Offer to Exchange document, and delivering it to the MEMC Stock Plan Administrator according to the instructions contained in the materials so that MEMC receives it before the Expiration Date. You must allow for delivery time based on the method of submission that you choose to ensure that MEMC receives your election form by the deadline.

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Included in the materials provided to you along with this Offer to Exchange document is your Personal Identification Number (“PIN”) and your personal password. You will need your PIN and password to gain access to your personal information on the Stock Option Exchange Program Website and to make your online elections with respect to the Exchange Offer. If you lose, cannot remember or otherwise have difficulties with your PIN or password, please contact the MEMC Stock Plan Administrator at the numbers below.

If you have difficulty accessing the Stock Option Exchange Program Website, have questions about the Exchange Offer or have requests for assistance (including requests for additional or paper copies of this Offer to Exchange document, the election form, the notice of withdrawal or other documents relating to the Exchange Offer), please contact the MEMC Stock Plan Administrator, available 5 days a week (9:00 a.m. to 5:00 p.m., Central, Monday through Friday) at the numbers below:

•	From within North America: (636) 474-5405

•	From outside North America: +1 (636) 474-5405

You may also submit your questions via e-mail to: StockAdmin@memc.com

IMPORTANT

Although our Board of Directors has approved proceeding with the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in The Exchange Offer — Section 6, Conditions of the Exchange Offer. Neither we nor our Board of Directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible stock options for new stock options in the Exchange Offer. You must make your own decision on whether to surrender your eligible stock options for exchange after taking into account your own personal circumstances or preferences. If you hold eligible stock options and are subject to taxation in a country other than the United States, please refer to the Schedules attached to this Offer to Exchange document for further details regarding tax consequences and other issues for international employees. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Offer to Exchange document. Any representation to the contrary is a criminal offense.

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TABLE OF CONTENTS

		Page

SUMMARY TERM SHEET—QUESTIONS AND ANSWERS		1

RISK FACTORS		11

THE EXCHANGE OFFER		13

Section 1.	Eligible Stock Options; Eligible Employees; Expiration Date	13

Section 2.	Purpose of the Exchange Offer	15

Section 3.	Procedures for Surrendering Eligible Stock Options	16

Section 4.	Withdrawal Rights	17

Section 5.	Acceptance of Eligible Stock Options; New Stock Options	18

Section 6.	Conditions of the Exchange Offer	19

Section 7.	Price Range of Our Common Stock	20

Section 8.	Source and Amount of Consideration; Terms of New Stock Options	21

Section 9.	Information Concerning Us; Financial Information	24

Section 10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities	31

Section 11.	Status of Eligible Stock Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer	32

Section 12.	Legal Matters; Regulatory Approvals	33

Section 13.	Material U.S. Federal Income Tax Consequences	33

Section 14.	Extension of the Exchange Offer; Termination; Amendment	34

Section 15.	Fees and Expenses	35

Section 16.	Additional Information	35

Section 17.	Corporate Plans, Proposals and Negotiations	35

Section 18.	Miscellaneous	36

SCHEDULES A Guide to Issues for Non-U.S. Eligible Employees		1

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SUMMARY TERM SHEET—QUESTIONS AND ANSWERS

The following questions and answers were prepared to address common questions that you may have about the Exchange Offer. We encourage you to carefully read the rest of this Offer to Exchange document and the other related documents referred to in this document. Where appropriate, we have included references to the relevant numbered sections of The Exchange Offer portion of this Offer to Exchange document and to other portions of the document where you can find a more complete description of the topics in this summary.

Index to Questions and Answers

No.	Question	Page

Q1	Why is MEMC making the Exchange Offer?	3

Q2	Who is eligible to participate in the Exchange Offer?	3

Q3	Which stock options are eligible for exchange in the Exchange Offer?	3

Q4	Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?	3

Q5	What are the conditions of the Exchange Offer?	4

Q6	What will be the exercise price per share of the new stock options?	4

Q7	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my new stock options?	4

Q8	When will the new stock options vest?	4

Q9	What if I elect to participate in the Exchange Offer and then leave MEMC (including its subsidiaries) before the date the new stock options are granted?	5

Q10	What if I elect to participate in the Exchange Offer and then leave MEMC (including its subsidiaries) after the new stock options are granted?	5

Q11	What does it mean to exchange on a “grant-by-grant” basis?	5

Q12	If I elect to participate and my surrendered eligible stock options are accepted, how many new stock options will I receive in exchange?	6

Q13	Can I exchange a portion of an eligible stock option grant?	6

Q14	What if I have more than one eligible stock option grant?	6

Q15	Why isn’t the exchange ratio simply one-for-one?	6

Q16	When will my new stock options expire?	7

Q17	Must I participate in the Exchange Offer?	7

Q18	How should I decide whether to exchange my eligible stock options for new stock options?	7

Q19	Why can’t MEMC just grant eligible employees additional stock options?	7

Q20	How do I find out how many eligible stock options I have and what their exercise prices are?	7

Q21	Can I exchange stock options that I have already fully exercised?	7

Q22	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?	7

Q23	What if I am on an authorized leave of absence?	7

Q24	Will I owe taxes if I participate in the Exchange Offer?	8

Q25	What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?	8

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Q26	What happens to eligible stock options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?	8

Q27	If I surrender eligible stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible stock options?	8

Q28	How long do I have to decide whether to participate in the Exchange Offer?	8

Q29	How do I participate in the Exchange Offer?	8

Q30	When and how can I withdraw previously surrendered eligible stock options?	9

Q31	How will I know if my election form or my notice of withdrawal has been received?	9

Q32	What will happen if I do not submit my election form by the deadline?	9

Q33	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange document or any documents attached or referred to in this document?	10

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Q1	Why is MEMC making the Exchange Offer?

We believe that an effective and competitive employee incentive program is imperative for the success of our business. We rely on our experienced and productive employees and their efforts to help us achieve our business objectives. At MEMC, stock options constitute a key component of our incentive and retention programs because we believe that equity compensation encourages employees to act like owners of the business, aligning their interests with those of our stockholders, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Due to the significant decline of our stock price during the last few years, many of our employees (including employees of our subsidiaries) now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the New York Stock Exchange on July 5, 2012 was $2.52, whereas the weighted average exercise price of all outstanding options held by our employees (including employees of our subsidiaries) was $15.82. As of June 30, 2012, approximately 97% of outstanding stock options held by our employees (including employees of our subsidiaries) were “underwater” (meaning the exercise prices of the stock options were greater than our then-current stock price). Although we continue to believe that stock options are an important component of the total compensation provided to our employees and employees of our subsidiaries, many employees view their existing stock options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these stock options are ineffective at providing the performance incentives and retention value that we believe are necessary to motivate and retain our employees and the employees of our subsidiaries.

See Section 2, Purpose of the Exchange Offer, for more information.

Q2	Who is eligible to participate in the Exchange Offer?

The exchange program will be open to all U.S. and international employees (except executive officers) who hold eligible options, except as described below. Although we intend to include all employees located outside the United States, we may exclude certain international employees if, for any reason, we believe that their participation would be illegal, inadvisable or impractical. We reserve the right to withdraw the Exchange Offer in any jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of eligible stock options be accepted from or on behalf of, employees in that jurisdiction. To be eligible, an individual must be eligible to participate in the 2010 Plan and must be employed on the date the Exchange Offer commences and must remain employed through the date that new stock options are granted. The Exchange Offer will not be open to our Board of Directors or our executive officers.

See Section 1, Eligible Stock Options; Eligible Employees; Expiration Date, for more information.

Q3	Which stock options are eligible for exchange in the Exchange Offer?

To be eligible for exchange in the Exchange Offer, a stock option must (a) have an exercise price of $10.00 or greater, which approximates the 52-week high trading price of our common stock as reported by the New York Stock Exchange at the time of the vote of our stockholders relating to this Exchange Offer, (b) have been granted prior to July 17, 2011 and (c) not be scheduled to expire prior to the Expiration Date.

See Section 1, Eligible Stock Options; Eligible Employees; Expiration Date, for more information.

Q4	Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:

•	You will receive fewer new stock options. The number of new stock options will be determined using an exchange ratio designed to result in the fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the stock options that are surrendered for exchange.

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•	The exercise price for the new stock options will be equal to the closing price of MEMC common stock on the date the new stock options are granted (expected to be the next business day after the expiration of the Exchange Offer) as reported on the New York Stock Exchange. The Company expects the exercise price for the new stock options to be lower than the exercise price of the stock options that will be surrendered for exchange.

•	The new stock options will be subject, on a grant-by-grant basis, to (i) a two-year vesting period if the surrendered eligible stock options are already fully vested at the time of the exchange, with 50% of the new stock options vesting upon the 12-month anniversary of the new stock option grant date and the remaining 50% of the new stock options vesting upon the 24-month anniversary of the new stock option grant date, or (ii) a three-year vesting period if the surrendered eligible stock options are not fully vested at the time of the exchange, with 33.33% of the new stock options vesting upon the 12-month anniversary of the new stock option grant date, 33.33% of the new stock options vesting upon the 24-month anniversary of the new stock option grant date, and the remaining 33.34% of the new stock options vesting upon the 36-month anniversary of the new stock option grant date, in each case, so long as you remain employed by the Company or its subsidiaries during those periods.

•	Unlike other stock options granted by MEMC, which generally have ten-year terms, the new stock options will have a term of seven years from the new stock option grant date.

•	The new stock options will be subject to the terms and conditions of the 2010 Plan.

See Section 1, Eligible Stock Options; Eligible Employees; Expiration Date, for more information.

Q5	What are the conditions of the Exchange Offer?

The Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Exchange Offer and which are more fully described in Section 6, Conditions of the Exchange Offer. The Exchange Offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating. If any of the events described in Section 6 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

Q6	What will be the exercise price per share of the new stock options?

All new stock options will be granted with an exercise price equal to the closing price of MEMC common stock on the new stock option grant date (expected to be the next business day after the expiration of the Exchange Offer) as reported by the New York Stock Exchange.

Q7	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my new stock options?

We expect to cancel all properly surrendered eligible stock options on the same day that the Exchange Offer expires. We also expect that the grant date of the new stock options will be the next business day after the expiration of the Exchange Offer. The scheduled expiration date of the Exchange Offer is Friday, August 17, 2012, and we expect to accept and cancel all properly surrendered eligible stock options on that day. We expect that the new stock option grant date will be Monday, August 20, 2012. If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended. New stock option agreements governing the terms of the new stock options will be delivered to you as soon as reasonably practicable following the new stock option grant date.

See Section 3, Procedures for Surrendering Eligible Stock Options.

Q8	When will the new stock options vest?

Should you elect to participate in the Exchange Offer, your surrendered eligible stock options will be exchanged for new stock options that will be subject to a new two- or three-year vesting schedule, depending on whether your surrendered eligible stock options were fully vested at the time of the exchange. New stock options granted in exchange for the surrender of fully vested eligible stock options in the Exchange Offer will vest in two equal annual installments, beginning 12 months after the new stock option grant date so long as you remain employed during the vesting period. New stock options granted in exchange for the surrender of eligible stock options that were not fully vested in the Exchange Offer will vest in three equal annual installments, beginning 12 months after the new stock option grant date so long as you remain employed during the vesting period. Below is an example that assumes the Exchange Offer expires on August 17, 2012 and the new stock option grant date is August 20, 2012:

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Original Grant Date of Eligible Stock Option	Current Vested Percent (as of July 17, 2012)	Original Vesting Date of Eligible Stock Options (100% Vested)	First Vesting Date of New Stock Options	Second Vesting Date of New Stock Options	Third Vesting Date of New Options
Jan. 25, 2006	100%	Jan. 25, 2010	August 20, 2013(1)	August 20, 2014(2)	-
Jan. 24, 2007	100%	Jan. 24, 2011	August 20, 2013(1)	August 20, 2014(2)	-
Jan. 23, 2008	100%	Jan. 23, 2012	August 20, 2013(1)	August 20, 2014(2)	-
Jan. 20, 2009	75%	Jan. 20, 2013	August 20, 2013(3)	August 20, 2014(4)	August 20, 2015(5)
Jan. 21, 2010	50%	Jan. 21, 2010	August 20, 2013(3)	August 20, 2014(4)	August 20, 2015(5)
(1)	50% of the new stock option will vest as of this date.
(2)	An additional 50% of the new stock option will vest, resulting in 100% of the new stock option being vested as of this date.
(3)	33.33% of the new stock option will vest as of this date.
(4)	An additional 33.33% of the new stock option will vest, resulting in 66.66% of the new stock option being vested as of this date.
(5)	An additional 33.34% of the new stock option will vest, resulting in 100% of the new stock option being vested as of this date.

Q9	What if I elect to participate in the Exchange Offer and then leave MEMC (including its subsidiaries) before the date the new stock options are granted?

If you elect to participate in the Exchange Offer and your employment terminates for any reason before the new stock option grant date, your exchange election will be cancelled and you will not receive new stock options. If this occurs, no changes will be made to the terms of your current stock options, and these stock options will be treated as if you had declined to participate in the Exchange Offer. In that case, generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing stock options.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of MEMC or one of our subsidiaries. The terms of your employment with us (or our subsidiary, as the case may be) remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

Q10	What if I elect to participate in the Exchange Offer and then leave MEMC (including its subsidiaries) after the new stock options are granted?

If you elect to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, your new stock options will be granted on the new stock option grant date. If your employment terminates for any reason after the new stock option grant date, the terms and conditions of any new stock options granted in the Exchange Offer will apply.

Q11	What does it mean to exchange on a “grant-by-grant” basis?

Eligible stock options will be surrendered on a grant-by-grant basis in exchange for fewer new stock options with a lower exercise price. When we state that employees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis, that means that you can elect to exchange either all or none of the underlying stock options of a particular grant. Using the example of a grant of an option to purchase 100 shares, assuming the stock options were eligible stock options and still outstanding, you could elect to surrender the entire stock option grant (i.e., all 100 stock options) in exchange for a grant with fewer new stock options and with a lower exercise price.

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Q12	If I elect to participate and my surrendered eligible stock options are accepted, how many new stock options will I receive in exchange?

The number of new stock options that you receive will depend on the exercise price(s) of your surrendered eligible stock options and the applicable exchange ratios, as shown in the table below. The exchange ratios were designed to result in a fair value of the new stock options that is approximately equal, in the aggregate, to the fair value of the stock options that are surrendered. MEMC used a standard valuation model to determine the actual exchange ratios. If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option to the nearest whole stock option (greater than or equal to 0.5 is rounded up to the nearest whole stock option and less than 0.5 is rounded down to the nearest whole stock option). Based on this rounding convention, you will not be able to surrender for exchange any otherwise eligible stock option grant that does not have sufficient underlying stock options to result in at least 0.5 new stock options after the exchange (which would be rounded up to one whole new stock option).

Note that the exchange ratios apply to each of your stock option grants separately. This means that the various stock option grants you have received may be subject to different exchange ratios.

If the Per Share Exercise Price of an Eligible Stock Option Grant Is	The Exchange Ratio Is (Eligible Stock Options to New Stock Options)
$10.00 to $12.99	2.50:1
$13.00 to $16.99	3.00:1
$17.00 to $19.99	6.00:1
$20.00 to $34.99	8.00:1
$35.00 and above	10.00:1

Q13	Can I exchange a portion of an eligible stock option grant?

No. Eligible employees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible stock option grant, you must exchange all of the outstanding (i.e., unexercised) stock options underlying that particular stock option grant. If you attempt to exchange a portion but not all of the underlying stock options of an eligible stock option grant, your election form will be rejected.

For example, if you have an eligible stock option grant with 100 underlying stock options, you can elect to exchange all or none of the 100 stock options. However, you cannot elect to exchange only a portion of the 100 underlying stock options for that particular grant.

Q14	What if I have more than one eligible stock option grant?

Eligible employees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis. This means that if you have more than one eligible stock option grant, you may elect to surrender the eligible stock options from one stock option grant and not another. For example, if you have two eligible stock option grants, one with 100 underlying stock options and another with 50 underlying stock options, you may elect to exchange just the stock option grant with 100 underlying stock options, just the stock option grant with 50 underlying stock options, or both stock option grants.

Q15	Why isn’t the exchange ratio simply one-for-one?

We believe the exchange ratios must balance the interests of both our employees (including employees of oursubsidiaries) and our stockholders, and as a result, we have designed it to be “value for value.” This means that, in the aggregate, the fair value of the stock options being exchanged is approximately equal to the fair value of the new stock options being granted. Under our option pricing model described above, this requires that more stock options be surrendered than granted in the exchange.

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Q16	When will my new stock options expire?

All new stock options will have a term of seven years, instead of the typical ten-year term of most of the currently outstanding stock options. For example, if your new stock options are granted on August 20, 2012, once your new stock options are vested, you will have until August 20, 2019 to exercise your new stock options (assuming you remain employed through that period).

Q17	Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you will keep all of your currently outstanding stock options, including stock options eligible for the Exchange Offer, and you will not receive new stock options in the Exchange Offer. No changes will be made to the terms of your current stock options if you decline to participate. If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q18	How should I decide whether to exchange my eligible stock options for new stock options?

MEMC is providing as much information as possible to assist you in making your own informed decision. You are encouraged to seek further advice from your tax, financial and legal advisors. No one from MEMC is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the section entitled Risk Factors for a discussion of the risks of participating in the Exchange Offer.

Q19	Why can’t MEMC just grant eligible employees additional stock options?

We designed the Exchange Offer to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional stock options to supplement their underwater stock options. Granting more stock options would increase the number of outstanding stock options relative to our outstanding shares of common stock (sometimes called “overhang”), which we do not believe would be in the best interests of our stockholders. In addition, issuing new stock options without cancelling any previously granted stock options would increase our operating expenses, as we would need to expense both the new stock options and the previously granted stock options. This would decrease our reported earnings and could negatively impact our stock price.

Q20	How do I find out how many eligible stock options I have and what their exercise prices are?

You can review a list of your eligible stock options and the exercise prices of such options at the Stock Option Exchange Program Website, which is available at https://memc.equitybenefits.com. This information is also included in the paper election form included in the materials provided to you along with this Offer to Exchange document.

Q21	Can I exchange stock options that I have already fully exercised?

No. The Exchange Offer only applies to outstanding MEMC stock options that are eligible under the Exchange Offer. You will not be able to exchange shares of MEMC stock that you own outright.

Q22	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?

Yes. If you previously exercised an eligible stock option grant in part, the remaining outstanding (i.e., unexercised) portion of the eligible stock option grant can be exchanged in the Exchange Offer.

Q23	What if I am on an authorized leave of absence?

Any eligible employees who are on an authorized leave of absence will be able to participate in the Exchange Offer. If you surrender your eligible stock options and you are on an authorized leave of absence on the new stock option grant date, you will be entitled to receive new stock options on the new stock option grant date as long as all other eligibility requirements are still met.

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Q24	Will I owe taxes if I participate in the Exchange Offer?

Generally, for U.S. federal income tax purposes, we believe the exchange of eligible stock options for new stock options pursuant to the Exchange Offer should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the new stock options. The tax consequences for participating non-U.S. eligible employees may differ from the U.S. federal income tax consequences and, in some instances, are not entirely certain. We have provided additional information in the Schedules attached to this Offer to Exchange document about the tax consequences applicable in countries outside the United States in which eligible employees reside. We encourage all eligible employees who are considering exchanging their eligible stock options pursuant to the Exchange Offer to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

See Section 13, Material U.S. Federal Income Tax Consequences, for more information.

Q25	What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?

The Exchange Offer is a one-time opportunity and is not expected to be offered again. We can provide no assurance as to the price of our common stock at any time in the future.

Q26	What happens to eligible stock options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?

The Exchange Offer will have no effect on eligible stock options that you choose not to surrender or on eligible stock options that are not accepted for exchange in the Exchange Offer.

Q27	If I surrender eligible stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible stock options?

Yes. On the expiration of the Exchange Offer, any stock options you surrender in exchange for new stock options that we accept for exchange will be cancelled, and you will no longer have any rights under those surrendered eligible stock options.

Q28	How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 11:59 p.m., Eastern, on August 17, 2012. No exceptions will be made to the deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern, on the next business day after the last previously scheduled or announced expiration date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended.

See Section 14, Extension of the Exchange Offer; Termination; Amendment, for more information.

Q29	How do I participate in the Exchange Offer?

If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify MEMC of your election to exchange such stock options before the Exchange Offer expires. You may notify MEMC of your election in one of the following two ways:

•	By making an election online at the Stock Option Exchange Program Website, which is available at https://memc.equitybenefits.com. Your online election must be submitted before the expiration deadline of 11:59 p.m., Eastern, on August 17, 2012 (or such later date as may apply if the Exchange Offer is extended) (such time, as extended if applicable, the “Expiration Date”).

•	By completing and returning the paper election form included in the materials provided to you with this Offer to Exchange document, and delivering it to the MEMC Stock Plan Administrator according to the instructions contained in the materials so that MEMC receives it before the Expiration Date. You must allow for delivery time based on the method of submission that you choose to ensure that MEMC receives your election form by the deadline.

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You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

Your eligible stock options will not be considered surrendered until MEMC receives your properly submitted election form (either online at the Stock Option Exchange Program Website or via a paper election form). Your properly submitted election form must be received before 11:59 p.m., Eastern, on August 17, 2012 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer, and all of your eligible stock options will remain outstanding at their original exercise price and subject to their original terms. You are responsible for making sure that the election form is properly completed and received by MEMC by the deadline.

We reserve the right to reject any or all surrenders of eligible stock options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly surrendered eligible stock options on August 17, 2012 (or such later date as may apply if the Exchange Offer is extended).

See Section 3, Procedures for Surrendering Eligible Stock Options, for more information.

Q30	When and how can I withdraw previously surrendered eligible stock options?

If you elect to surrender eligible stock options and later change your mind, you may withdraw your surrendered eligible stock options by notifying MEMC of your election to withdraw such options before the Exchange Offer expires. You may notify MEMC of your withdrawal election in one of the following two ways:

•	By revising your election online at the Stock Option Exchange Program Website, which is available at https://memc.equitybenefits.com. Your online withdrawal election must be submitted before the Expiration Date.

•	By completing and returning the paper notice of withdrawal included in the materials provided to you with this Offer to Exchange document, and delivering it to the MEMC Stock Plan Administrator according to the instructions contained in the materials so that MEMC receives it before the Expiration Date. You must allow for delivery time based on the method of submission that you choose to ensure that MEMC receives your withdrawal election by the deadline.

Once you have withdrawn eligible stock options, you may again surrender such options only by following the procedures for properly surrendering eligible stock options as discussed in Question 29.

If you miss the deadline for notifying MEMC of your withdrawal election but remain an eligible employee, any previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer.

See Section 4, Withdrawal Rights, for more information.

Q31	How will I know if my election form or my notice of withdrawal has been received?

You can check the Election Confirmation page on the Stock Option Exchange Program Website, which is available at https://memc.equitybenefits.com, at any time to see your current election(s). Additionally, if you notify MEMC of your election to participate in the Exchange Offer or your election to withdraw previously surrendered eligible stock options by submitting a paper election form or notice of withdrawal, MEMC will provide you with confirmation of receipt of your paper election form or notice of withdrawal shortly after it is received, with such confirmation of receipt to be provided via e-mail or mail, in MEMC’s discretion. However, it is your responsibility to ensure that MEMC receives your election form or notice of withdrawal, as applicable, prior to the Expiration Date.

Q32	What will happen if I do not submit my election form by the deadline?

If MEMC does not receive your election to surrender eligible stock options for exchange before the Exchange Offer expires, then all of your eligible stock options will remain outstanding at their original exercise price and subject to their original terms. If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

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Q33	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange document or any documents attached or referred to in this document?

If you have difficulty accessing the Stock Option Exchange Program Website, have questions regarding the Exchange Offer or have requests for assistance (including requests for additional or paper copies of this Offer to Exchange document, the election form, the notice of withdrawal or other documents relating to the Exchange Offer), please contact the MEMC Stock Plan Administrator, available 5 days a week (9:00 a.m. to 5:00 p.m., Central, Monday to Friday) at the numbers below:

•	From within North America: (636) 474-5405

•	From outside North America: +1 (636) 474-5405

You may also submit your questions via e-mail to: StockAdmin@memc.com.

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RISK FACTORS

Participating in the Exchange Offer involves a number of risks and uncertainties. Conversely, there are risks associated with keeping your eligible stock options and deciding not to tender them in the Exchange Offer. We describe some risks below. Information concerning risk factors is also included in our Annual Report on Form 10-K for the 2011 fiscal year, as amended, and is incorporated herein by reference. In addition, matters discussed in forward-looking statements contained in this Exchange Offer are subject to risks, uncertainties and other factors, such as those set forth below and in our Annual Report, that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange or in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Copies of these filings can be obtained as described below in Section 16, Additional Information. You should carefully consider these risks and you are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Exchange Offer. In addition, we strongly encourage you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding to participate.

Risks Related to the Exchange Offer

If you exchange eligible stock options for new stock options in the Exchange Offer and your employment with us (or our subsidiary, as the case may be) terminates before the new stock options fully vest, you will forfeit any unvested portion of your new stock options.

If you elect to participate in the Exchange Offer, the new stock options will have a new two- or three-year vesting schedule, depending on whether your surrendered eligible stock options were fully vested at the time of the exchange. New stock options granted in exchange for the surrender of fully vested eligible stock options in the Exchange Offer will vest in two equal annual installments, beginning 12 months after the new stock option grant date so long as you remain employed during the vesting period. New stock options granted in exchange for the surrender of eligible stock options that were not fully vested in the Exchange Offer will vest in three equal annual installments, beginning 12 months after the new stock option grant date so long as you remain employed during the vesting period. Generally, if your employment with us (or our subsidiary) terminates for reasons other than death, disability or retirement, including as a result of an acquisition, a restructuring or a reduction in work force, your new stock options will cease vesting, and any unvested portion of your new stock options will be cancelled as of your separation date. Accordingly, if you exchange eligible stock options for new stock options in the Exchange Offer and your employment with us (or our subsidiary) terminates before the new stock options fully vest, you will forfeit any unvested portion of your new stock options even if the eligible stock options surrendered in the Exchange Offer were vested at the time of the exchange.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of MEMC or one of our subsidiaries. The terms of your employment with us (or our subsidiary) remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

If the price of our common stock increases over time, the value of the new stock options that you receive in the Exchange Offer may ultimately be less than the value of the eligible stock options that you surrendered in the exchange.

We have designed the Exchange Offer to make the granting of the new stock options approximately accounting expense neutral to MEMC. The exchange ratios being used in the Exchange Offer are designed to result in the fair value, using standard valuation techniques, of the new stock options being approximately equal, in the aggregate, to the fair value of the eligible stock options being surrendered for exchange (based on valuation assumptions made when the offer to exchange commences). As a result, you will be issued fewer new stock options than the eligible stock options you surrender for exchange.

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Because you will receive fewer new stock options in the Exchange Offer than the eligible stock options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible stock options would have been economically more valuable than the new stock options granted in the Exchange Offer. For example, assume, for illustrative purposes only, that you surrender 1,000 fully vested eligible stock options with an exercise price of $25.66 per share, that you receive a grant of 125 new stock options and the exercise price of the new stock options is $3.00 per share, and two years after the new stock option grant date the price of our common stock had increased to $30.00 per share. Under this example, if you had kept your surrendered eligible stock options and sold all 1,000 of the underlying shares at $30.00 per share, you would have realized a pretax gain of $4,340 (i.e., 1,000 options multiplied by the $4.34 difference between the $30.00 market price and the $25.66 exercise price), but if you exchanged your eligible stock options and sold the 125 underlying shares subject to the new stock options, you would only realize a pre-tax gain of $3,375 (i.e., 125 options multiplied by a $27.00 difference between the $30.00 market price and the $3.00 exercise price).

The exchange ratio used in the Exchange Offer may not accurately reflect the value of your eligible stock options at the time of their exchange.

The calculation of the exchange ratio for the eligible stock options in the Exchange Offer was based on the valuation method that we apply for accounting purposes and relies on numerous assumptions. If a different method or different assumptions had been used, or if the exchange ratios had been calculated as of a different date, the exchange ratio for an eligible stock option may have varied from the applicable exchange ratio reflected in this Exchange Offer. The valuation method that we used for establishing the exchange ratio is designed to estimate a fair value of options as of the date the exchange ratios were calculated and is not a prediction of the future value that might be realized through eligible stock options or new stock options.

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences of participating in the Exchange Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You should read the country-specific tax information set forth in the Schedules to this Offer to Exchange, which are available to all eligible employees through the Stock Option Exchange Program Website and in paper materials provided to eligible employees in those jurisdictions. These materials discuss the tax and social insurance consequences and other issues related to participation in the Exchange Offer for the various countries in which we understand we have employee residents. You are also encouraged to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended, and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations page on our website at http://www.memc.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 16, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

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THE EXCHANGE OFFER

Section 1.	Eligible Stock Options; Eligible Employees; Expiration Date

Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to eligible employees to exchange some or all of their eligible stock options (on a grant-by-grant basis). The eligible stock options must be properly surrendered in accordance with Section 3, Procedures for Surrendering Eligible Stock Options, and not validly withdrawn pursuant to Section 4, Withdrawal Rights, before the expiration of the Exchange Offer. In exchange, participating eligible employees will receive new stock options with an exercise price equal to the closing price of our common stock on the new stock option grant date (expected to be the next business day after the expiration of the Exchange Offer).

“Eligible stock options” are those stock options (a) with an exercise price of $10.00 or greater, which approximates the 52- week high trading price of our common stock as reported by the New York Stock Exchange at the time of the vote of our stockholders relating to this Exchange Offer, (b) that were granted prior to July 17, 2011 and (c) are not scheduled to expire prior to the Expiration Date. The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date of the Exchange Offer. References to dollars (“$”) are to United States dollars.

You are an “eligible employee” if you are:

•	A U.S. or international employee who holds eligible stock options;

•	Employed on the date the Exchange Offer commences and remain employed through the date the new stock options are granted;

•	Eligible to participate in the 2010 Plan;

•	Not an executive officer or member of our Board of Directors; and

•	Not employed by MEMC or its majority-owned subsidiaries in any country where we determine that the option exchange would have tax, regulatory or other implications that are inconsistent with MEMC’s compensation policies and practices.

Although we intend to include all international employees, we may exclude otherwise eligible employees located outside the United States if, for any reason, we believe that their participation would be illegal, inadvisable or impractical. We reserve the right to withdraw the Exchange Offer in any jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of eligible stock options be accepted from or on behalf of, employees in that jurisdiction.

You will not be eligible to surrender eligible stock options or receive new stock options if you cease to be an eligible employee for any reason prior to the new stock option grant date, including any involuntary termination or a termination of your employment by reason of retirement, disability or death. If you are on an authorized leave of absence and are otherwise an eligible employee, you will be eligible to surrender eligible stock options for exchange in the Exchange Offer. If you surrender your eligible stock options and they are accepted and cancelled in the Exchange Offer and you are on an authorized leave of absence on the new stock option grant date, you will be entitled to receive new stock options on that date as long as you are otherwise eligible to participate in the 2010 Plan. Leave is considered “authorized” if it was approved in accordance with our policies.

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:

•	You will receive fewer new stock options. The number of new stock options will be determined using an exchange ratio designed to result in a fair value, using standard valuation techniques, of the new stock options being approximately equal, in the aggregate, to the fair value of the stock options that are surrendered for exchange.

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•	The exercise price for the new stock options will be equal to the closing price of MEMC common stock on the date the new stock options are granted (expected to be the next business day after the expiration of the Exchange Offer) as reported on the New York Stock Exchange. The Company expects the exercise price for the new stock options to be lower than the exercise price of the stock options that will be surrendered for exchange.

•	If the surrendered eligible stock options are fully vested at the time of the exchange, the new stock options will be subject to a two-year vesting period. Under this vesting schedule, 50% of the new stock options will vest upon the 12-month anniversary of the new stock option grant date and the remaining 50% of the new stock options will vest upon the 24-month anniversary of the new stock option grant date so long as you remain employed by the Company or its subsidiaries during those periods.

•	If the surrendered eligible stock options are not fully vested at the time of the exchange, the new stock options will be subject to a three-year vesting period. Under this vesting schedule, 33.33% of the new stock options will vest upon the 12-month anniversary of the new stock option grant date, 33.33% will vest upon the 24-month anniversary of the new stock option grant date and the remaining 33.33% of the new stock options will vest upon the 36-month anniversary of the new stock option grant date so long as you remain employed by the Company or its subsidiaries during those periods.

•	Unlike other stock options granted by MEMC, which generally have ten-year terms, all new stock options granted pursuant to the Exchange Offer will have a term of seven years from the new stock option grant date.

•	The new stock options will be subject to the terms and conditions of the 2010 Plan.

The number of new stock options that you receive will depend on the exercise price(s) of the eligible stock options that you surrender for exchange and the applicable exchange ratios. The exchange ratios for the Exchange Offer are set forth below. Note that the exchange ratios apply to each of your stock option grants separately, which means that the various stock option grants you have received may be subject to different exchange ratios.

If the Per Share Exercise Price of an Eligible Stock Option Grant Is	The Exchange Ratio Is (Eligible Stock Options to New Stock Options)
$10.00 to $12.99	2.50:1
$13.00 to $16.99	3.00:1
$17.00 to $19.99	6.00:1
$20.00 to $34.99	8.00:1
$35.00 and above	10.00:1

You can review a list of your eligible stock options and the exercise prices of such options at the Stock Option Exchange Program Website, which is available at https://memc.equitybenefits.com. This information is also included in the paper election form included in the materials provided to you along with this Offer to Exchange document.

The new options will be subject to the terms and conditions of the 2010 Plan. The terms and conditions of the 2010 Plan differ in some respects from the terms and conditions of the 2001 Equity Incentive Plan (the “2001 Plan”) and the 1995 Equity Incentive Plan (the “1995 Plan”). For example, the types of awards, number of shares subject to the 1995 Plan and the 2001 Plan and the numerical limitations on individual awards and eligibility for participating under such plans differ from the 2010 Plan. In addition, certain terms and procedures for exercising awards granted under the 1995 Plan and the 2001 Plan differ from the 2010 Plan. If you are surrendering eligible stock options granted under the 1995 Plan or the 2001 Plan, you should carefully read “Summary of the 2010 Plan” under Section 8, Source and Amount of Consideration; Terms of New Stock Options, and compare it to the terms and conditions of your eligible stock options set forth in the option agreements and option plans under which they were granted.

The Exchange Offer is scheduled to expire at 11:59 p.m., Eastern, on August 17, 2012, unless extended, in our sole discretion (such time, as extended if applicable, the “Expiration Date”). See Section 14, Extension of the Exchange Offer; Termination; Amendment, for a description of our rights to extend, terminate and amend the Exchange Offer.

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Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of MEMC or one of our subsidiaries. The terms of your employment with us (or our subsidiary) remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE DOCUMENT AND YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX, FINANCIAL AND LEGAL ADVISORS AS YOU DEEM APPROPRIATE. YOU MUST MAKE YOUR OWN DECISION ON WHETHER TO SURRENDER YOUR ELIGIBLE STOCK OPTIONS FOR EXCHANGE.

Section 2.	Purpose of the Exchange Offer

We believe that an effective and competitive employee incentive program is imperative for the success of our business. We rely on our experienced and productive employees and their efforts to help us achieve our business objectives. At MEMC, stock options constitute a key component of our incentive and retention programs because we believe that equity compensation encourages employees to act like owners of the business, aligning their interests with those of our stockholders, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Due to the significant decline of our stock price during the last few years, many of our employees (including employees of our subsidiaries) now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the New York Stock Exchange on July 5, 2012 was $2.52, whereas the weighted average exercise price of all outstanding options held by our employees (including employees of our subsidiaries) was $15.82. As of June 30, 2012, approximately 97% of outstanding stock options held by our employees (including employees of our subsidiaries) were underwater, meaning that the exercise prices of the stock options were greater than our then-current stock price. Although we continue to believe that stock options are an important component of the total compensation provided to our employees and the employees of our subsidiaries, many employees view their existing stock options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these stock options are ineffective at providing the performance incentives and retention value that we believe are necessary to motivate and retain our employees.

We believe that the Exchange Offer is important for the Company because it will permit us to:

•	Provide renewed incentives to employees who participate in the Exchange Offer. We believe the Exchange Offer will enable us to enhance long-term stockholder value by providing greater assurance that we and our subsidiaries will be able to retain experienced and productive employees, by improving the morale of our employees, and by aligning the interests of our employees more fully with the interests of our stockholders.

•	Meaningfully reduce the total number of outstanding stock options relative to our outstanding shares of common stock, or “overhang,” by replacing the eligible stock options with fewer new stock options with a lower exercise price. Stock options with exercise prices significantly higher than our current stock price do not serve the interests of our stockholders, nor do they provide the benefits intended by our equity compensation program. The overhang reduction represented by the cancellation of surrendered eligible stock options and grant of fewer new stock options pursuant to the Exchange Offer will reflect an appropriate balance between our goals for our equity compensation program and our interest in minimizing our overhang.

•	Reduce the potential for future dilution of stockholder interests. Due to the smaller number of stock options that will be granted in exchange for the surrender of a larger number of eligible stock options, there will be fewer options outstanding, the exercise of which would dilute the interests of current stockholders.

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•	Recapture value from compensation costs that we are already incurring with respect to outstanding underwater stock options. We believe it is not an efficient use of our resources to recognize compensation expense on stock options that are not perceived by our employees (including employees of our subsidiaries) as providing value. By replacing stock options that have little or no retention or performance incentive value with stock options that will provide both retention and performance incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios are set), we will be making more efficient use of our compensation dollars.

Section 3.	Procedures for Surrendering Eligible Stock Options

If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify MEMC of your election before the Expiration Date. If we extend the Exchange Offer, you may surrender your eligible stock options for exchange at any time until the extended Expiration Date of the Exchange Offer.

You will be permitted to exchange your eligible stock options for new stock options on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible stock option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that eligible stock option grant. If you elect to surrender one eligible stock option grant in the Exchange Offer, you do not need to surrender any other eligible stock options you may hold. If you attempt to exchange a portion but not all of an outstanding eligible stock option grant, your election form will be rejected.

Proper Surrender of Eligible Stock Options. If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify MEMC of your election to exchange such stock options before the Expiration Date. You may notify MEMC of your election in one of the following two ways:

•	By making an election online at the Stock Option Exchange Program Website, which is available at https://memc.equitybenefits.com. Your online election must be submitted before the Expiration Date.

•	By completing and returning the paper election form included in the materials provided to you with this Offer to Exchange document, and delivering it to the MEMC Stock Plan Administrator according to the instructions contained in the materials so that MEMC receives it before the Expiration Date. You must allow for delivery time based on the method of submission that you choose to ensure that MEMC receives your election form by the deadline.

Submissions by any other means, including delivery directly to Charles Schwab or a local HR Business Partner, will NOT be accepted.

Included in the materials provided to you along with this Offer to Exchange document is your Personal Identification Number (PIN) and your personal password. You will need your PIN and password to gain access to your personal information on the Stock Option Exchange Program Website and to make your online elections with respect to the Exchange Offer. If you lose, cannot remember or otherwise have difficulties with your PIN or password, please contact the MEMC Stock Plan Administrator, available 5 days a week (9:00 a.m. 5:00 p.m., Central, Monday to Friday) at the numbers below:

•	From within North America: (636) 474-5405

•	From outside North America: +1 (636) 474-5405

You may also submit your questions via e-mail to: StockAdmin@memc.com.

With respect to paper election form submissions, except as described in the following two sentences, the election form must be signed by the eligible employee who surrenders the eligible stock options exactly as the eligible employee’s name appears on the stock option agreement relating to the eligible stock options. If the eligible employee’s name has been legally changed since the stock option agreement was signed, proof of the legal name change must be submitted with the election form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the election form. You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

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You can check the Election Confirmation page on the Stock Option Exchange Program Website, which is available at https://memc.equitybenefits.com, at any time to see your current election(s). Additionally, if you notify MEMC of your election to participate in the Exchange Offer by submitting a paper election form, MEMC will provide you with confirmation of receipt of your paper election form shortly after it is received, with such confirmation of receipt to be provided via e-mail or mail, in MEMC’s discretion. We filed a form of this confirmation with the SEC as an exhibit to the Tender Offer Statement on Schedule TO of which this Offer to Exchange document is a part (“Schedule TO”). You will not receive such confirmation for elections made online.

Your eligible stock options will not be considered surrendered until MEMC receives your properly submitted election form (either online at the Stock Option Exchange Program Website or via a paper election form). Your properly submitted election form must be received before 11:59 p.m., Eastern, on August 17, 2012 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is properly completed and received by MEMC by the deadline.

Determination of Validity; Rejection of Eligible Stock Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options. Neither MEMC nor any other person is obligated to give notice of any defects or irregularities in surrenders. No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee surrendering stock options unless waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce the Exchange Offer period, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible employee.

Our Acceptance Constitutes an Agreement. Your surrender of eligible stock options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4, Withdrawal Rights, and our acceptance of your surrendered eligible stock options in accordance with Section 5, Acceptance of Eligible Stock Options; New Stock Options. Our acceptance for exchange of eligible stock options surrendered by you pursuant to the Exchange Offer will constitute a binding agreement between MEMC and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6, Conditions of the Exchange Offer, we expect to accept and cancel on the Expiration Date all properly surrendered eligible stock options that have not been validly withdrawn, and we also expect to grant the new stock options on the next business day following the Expiration Date. You will receive new stock option agreements governing the terms of the new stock options granted to you, which will be delivered to you as soon as reasonably practicable following the new stock option grant date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended.

Section 4.	Withdrawal Rights

If you elect to surrender eligible stock options and later change your mind, you may withdraw your surrendered eligible stock options by notifying MEMC of your election to withdraw such stock options before the Expiration Date. You may notify MEMC of your withdrawal election in one of the following two ways:

•	By withdrawing your election online at the Stock Option Exchange Program Website, which is available at https://memc.equitybenefits.com. Your online withdrawal must be submitted before the Expiration Date.

•	By completing and returning the paper withdrawal election form included in the materials provided to you with this Offer to Exchange document, and delivering it to the MEMC Stock Plan Administrator according to the instructions contained in the materials so that MEMC receives it before the Expiration Date. You must allow for delivery time based on the method of submission that you choose to ensure that MEMC receives your withdrawal form by the deadline.

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Submissions by any other means, including delivery directly to Charles Schwab or any local HR Business Partner, will NOT be accepted.

Please note that, just as you may not surrender only part of an eligible stock option grant, you may also not withdraw your election with respect to only a portion of an eligible stock option grant. If you elect to withdraw a previously surrendered eligible stock option grant, you must withdraw with respect to the entire eligible stock option grant, but need not withdraw any other eligible stock option grants previously surrendered.

Your withdrawal election must specify the eligible stock option grants to be withdrawn. With respect to paper notices of withdrawal, except as described in the following two sentences, the notice of withdrawal must be signed by the eligible employee who surrendered the eligible stock options to be withdrawn exactly as such eligible employee’s name appears on the stock option agreement relating to the eligible stock options. If the eligible employee’s name has been legally changed since the stock option agreement was signed, proof of the legal name change must be submitted with the withdrawal election form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the notice of withdrawal.

You can check the Election Confirmation page on the Stock Option Exchange Program Website, which is available at https://memc.equitybenefits.com, at any time to see your current election(s). Additionally, if you notify MEMC of your election to withdraw previously surrendered eligible stock options by submitting a paper notice of withdrawal, MEMC will provide you with confirmation of receipt of your paper notice of withdrawal shortly after it is received, with such confirmation of receipt to be provided via e-mail or mail, in MEMC’s discretion. We filed a form of this confirmation with the SEC as an exhibit to the Schedule TO. You will not receive such a confirmation for withdrawal elections made online.

Your surrendered eligible stock options will not be considered withdrawn until MEMC receives your properly submitted withdrawal election (either online at the Stock Option Exchange Program Website or via a paper notice of withdrawal). If you miss the deadline for notifying MEMC of your withdrawal election but remain an eligible employee, any previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer. You are responsible for making sure that the election to withdraw is properly completed and received by MEMC by the deadline.

Once you have withdrawn eligible stock options, you may again surrender these stock options for exchange by following the procedures for properly surrendering eligible stock options as described in Section 3, Procedures for Surrendering Eligible Stock Options, prior to the Expiration Date.

Neither MEMC nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal. No withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee making the withdrawal election unless waived by us. We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5.	Acceptance of Eligible Stock Options; New Stock Options

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all eligible stock options properly surrendered and not validly withdrawn by the Expiration Date, which is currently scheduled to be 11:59 p.m., Eastern, on August 17, 2012. Once we have accepted your surrendered eligible stock options, such options will be cancelled and you will no longer have any rights under the surrendered eligible stock options. We expect to grant the new stock options on the next business day following the Expiration Date. You will receive new stock option agreement(s) governing the terms of the new stock options granted to you, which we will distribute promptly following the Expiration Date. In addition, employees in Belgium will receive additional offer documents that explain the tax treatment of the new stock options and set forth special acceptance requirements that apply for Belgian tax purposes. If the Expiration Date is extended, then the cancellation date and new stock option grant date will be similarly extended.

If you have surrendered eligible stock options for exchange in the Exchange Offer and your employment with us (or our subsidiary) terminates for any reason before the new stock option grant date, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your eligible stock options for exchange. In that case, generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing stock options.

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Section 6.	Conditions of the Exchange Offer

We will not accept any eligible stock options surrendered pursuant to the Exchange Offer, and we may terminate or amend the Exchange Offer or postpone our acceptance of any eligible stock options surrendered pursuant to the Exchange Offer, in each case, subject to Rule 13e-4 (f)(5) under the Exchange Act, if at any time on or after July 17, 2012, and before the Expiration Date, any of the following events have occurred, or have been reasonably determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with our acceptance of the eligible stock options surrendered pursuant to the Exchange Offer:

(a)   There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the cancellation of surrendered eligible stock options and the grant of new stock options pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(b)    There shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the cancellation of surrendered eligible stock options and the grant of new stock options in exchange therefore illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; or

•	materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(c)    There shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

•	any change in either the Dow Jones Industrial Average, the New York Stock Exchange or the Standard & Poor’s Index of 500 by an amount in excess of 10% measured during any time period after the close of business on July 17, 2012;

(d)    There shall have occurred any change in U. S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;

(e)    There shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:

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•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before July 17, 2012;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before July 17, 2012 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

(f)    There shall have occurred any change or changes in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership as a result of unforeseen significant events beyond our control that, in our reasonable judgment, are or may be material to us or otherwise make it inadvisable for us to proceed with the Exchange Offer; or

(g)    There shall have been enacted, enforced or deemed applicable to MEMC any rules, regulations or actions by any governmental authority, the New York Stock Exchange or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Exchange Offer.

The conditions of the Exchange Offer are for our benefit. We may assert the conditions in our discretion, regardless of the circumstances giving rise to them, at any time before the expiration of the Exchange Offer. We may waive them, in whole or in part, at any time and from time to time before the expiration of the Exchange Offer, in our discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 may be challenged by an eligible employee only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

Section 7.	Price Range of Our Common Stock

The eligible stock options give eligible employees the right to acquire shares of our common stock. None of the eligible stock options are traded on any trading market.

Our common stock is traded on the New York Stock Exchange under the symbol “WFR.” The following table shows the quarterly high and low closing sale prices per share of our common stock during the periods indicated.

	High	Low
Fiscal Year Ending December 31, 2012:
Second Quarter	$3.74	$1.54
First Quarter	$3.61	$5.78
Fiscal Year Ended December 31, 2011:
Fourth Quarter	$3.67	$6.73
Third Quarter	$4.98	$8.58
Second Quarter	$8.04	$12.75
First Quarter	$11.00	$14.84
Fiscal Year Ended December 31, 2010:
Fourth Quarter	$10.93	$13.59
Third Quarter	$9.41	$12.03
Second Quarter	$9.88	$16.82
First Quarter	$11.60	$15.51

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As of June 30, 2012, the number of stockholders of record of our common stock was 302, and the number of outstanding shares of our common stock was 230,923,003. On July 5, 2012, the closing price of our common stock as reported on the New York Stock Exchange was $2.52 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to surrender your eligible stock options in the Exchange Offer.

The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control. In addition, the stock market has experienced extreme price and volume fluctuations, particularly in the current economic climate, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

MEMC has never paid any dividends on its common stock and does not currently anticipate paying a cash dividend in the near future.

Section 8.	Source and Amount of Consideration; Terms of New Stock Options

Consideration. For the eligible stock options that were granted under the 2010 Plan, the 2001 Plan or the 1995 Plan (all three together, the “Plans”), subject to the terms of the Exchange Offer, the new stock options granted in exchange for the eligible stock options will be issued under the 2010 Plan. As of June 30, 2012, there were outstanding eligible stock options held by 1,737 eligible employees to purchase an aggregate of 8,311,135 shares of our common stock with a weighted average exercise price of $21.33 per share, all of which were issued under the Plans.

We have designed the Exchange Offer to make the granting of the new stock options approximately accounting expense neutral to MEMC. The exchange ratios being used in the Exchange Offer are designed to result in the fair value, using standard valuation techniques, of the new stock options being approximately equal, in the aggregate, to the fair value of the eligible stock options being surrendered for exchange. The exchange ratios have been established by grouping together eligible stock options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. The exchange ratios used to determine the actual number of new stock options to be granted are based on the fair value of the eligible stock options (calculated using the Black-Scholes option pricing model) within the relevant grouping. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock, holding period and the expected term of an option. As a result, the exchange ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of new stock options that have a fair value at the time of exchange approximately equal, in the aggregate, to the fair value of the surrendered eligible stock options they replace. See Section 1, Eligible Stock Options; Eligible Employees; Expiration Date, for a table showing the exchange ratios for the Exchange Offer.

We will not issue any fractional stock options in the Exchange Offer. If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option to the nearest whole stock option (greater than or equal to 0.5 is rounded up to the nearest whole stock option and less than 0.5 is rounded down to the nearest whole stock option). Based on this rounding convention, you will not be able to surrender for exchange any otherwise eligible stock option grant that does not have sufficient underlying stock options to result in at least 0.5 new stock options after the exchange (which would be rounded up to one whole new stock option).

Terms of New Stock Option Grants. If we accept the surrender of your eligible stock options for exchange, then those eligible stock options will, on the expiration of the Exchange Offer, be cancelled and replaced with new stock option grants on the new stock option grant date, which we expect to be the next business day following the Expiration Date. The new stock options, which will be granted under the 2010 Plan, will have a new exercise price per share equal to the closing price per share of our common stock on the new stock option grant date as reported on the New York Stock Exchange. In addition, each new stock option will have a new term of seven years from the date of grant and a new two- or three-year vesting schedule, depending on whether your surrendered eligible stock options were fully vested at the time of the exchange. New stock options granted in exchange for the surrender of fully vested eligible stock options in the Exchange Offer will vest in two equal annual installments, beginning 12 months after the new stock option grant date so long as you remain employed during the vesting period. New stock options granted in exchange for the surrender of eligible stock options that were not fully vested in the Exchange Offer will vest in three equal annual installments, beginning 12 months after the new stock option grant date so long as you remain employed during the vesting period. Finally, the new stock options will be treated as nonqualified stock options for U.S. tax purposes. The eligible stock options surrendered for exchange will be cancelled, and all shares of common stock that were subject to the surrendered eligible stock options will again become available for future awards under the 2010 Plan, including for the grants of new stock options in the Exchange Offer.

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The total number of shares that may be issued pursuant to the new stock options granted in the Exchange Offer will depend on the rate of participation by eligible employees. Assuming all eligible stock options that were outstanding as of July 17, 2012 are surrendered in the Exchange Offer, new stock options to purchase approximately 2,523,000 shares would be granted in the exchange.

The terms and conditions of your eligible stock options are set forth in the option agreements and the option plans under which they were granted.

Participation in the Exchange Offer will not create any contractual or other right of the surrendering eligible employees to receive any future grants of stock options, restricted stock units or other stock-based compensation. The Exchange Offer does not change the “at-will” nature of an eligible employee’s employment with us or any of our subsidiaries, and an eligible employee’s employment may be terminated by us, by our subsidiaries or by the employee at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any employment agreement.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF MEMC OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US (OR OUR SUBSIDIARY) REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE NEW STOCK OPTION GRANT DATE OR THEREAFTER.

New stock options will be granted under the 2010 Plan. The following is a description of the principal features of the 2010 Plan that apply to stock options granted under the 2010 Plan. The description of the 2010 Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the 2010 Plan. The 2010 Plan has been filed as Exhibit (d)(1) of the Company’s Schedule TO filed on July 17, 2012. Upon request, we will provide you, without charge, with a copy of the 2010 Plan. Please direct your requests to MEMC Electronic Materials, Inc. ATTN: Stock Plan Administrator, 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, or e-mail at StockAdmin@memc.com.

Summary of the 2010 Plan

The following is a summary of the material terms relating to option grants under the 2010 Plan and is qualified in its entirety by reference to the 2010 Plan.

General. The purpose of the 2010 Plan is to promote the interests of MEMC and its stockholders by providing the directors, employees, prospective employees and consultants of MEMC and its subsidiaries with an appropriate incentive to enter and continue in the service and employ of MEMC and to improve the growth and profitability of MEMC. At the time of adoption of the 2010 Plan, MEMC had 15,000,000 “new” shares for grant, plus the “roll over” of any remaining shares available for issuance under the existing 2001 Plan as of December 31, 2010. As of June 30, 2012, there were approximately 4.4 million shares still available for grant under the 2010 Plan.

The Compensation Committee of our Board of Directors (the “Compensation Committee”) administers the 2010 Plan. The 2010 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock and performance units. Individuals who are directors of, employees of, prospective employees of, or consultants to MEMC or a subsidiary of MEMC are eligible to receive awards under the 2010 Plan.

Administration. The Compensation Committee generally has the authority, subject to the terms of the plan, to determine when and to whom awards will be granted, the term of the award, the number of shares covered by the award, and all other terms or conditions of the awards. The Compensation Committee’s decisions with respect to the 2010 Plan and the awards thereunder are conclusive and binding. Notwithstanding the Compensation Committee’s broad authority under the 2010 Plan, MEMC is prohibited from repricing stock options without stockholder approval because the 2010 Plan expressly prohibits such repricing authority for the Compensation Committee without stockholder approval. Stockholder approval providing for the amendment to the 2010 Plan was obtained on May 25, 2012, which provides the Committee with authority to effect just this one-time Exchange Offer. Any other option repricing, option exchange or cash buyout of options would require additional stockholder approval. See “Prohibition on Repricing Awards”, below.

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Eligible Participants. Any employee, prospective employee, director or consultant who, in the judgment of the Compensation Committee, should be eligible to participate in the 2010 Plan due to the services they perform on behalf of the Company or a subsidiary is eligible to participate in the 2010 Plan.

Shares Available for Awards. Shares of common stock issued under the 2010 Plan may be authorized but unissued shares, treasury shares or any combination thereof. Shares covered by awards that are either wholly or partly not earned, or that expire or are forfeited, cancelled or terminated will again be available for grant under the 2010 Plan. Shares surrendered to the Company to pay the exercise price of options and shares withheld to pay taxes, however, will not be recycled into the share pool for the 2010 Plan. No more than 2,000,000 shares of common stock may be subject to awards in any calendar year to an individual subject to Section 162(m) of the Code.

Types of Awards and Terms and Conditions. The 2010 Plan permits the grant of the following types of awards: (a) non-qualified stock options; (b) incentive stock options to eligible employees; (c) performance unit awards; and (d) restricted stock. Awards may be granted alone, in addition to, or in combination with any other award granted under the 2010 Plan.

Stock Options. The holder of a stock option will be entitled to purchase a number of shares of common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. Unless otherwise set forth in an applicable award agreement, the stock option exercise price may be payable either in cash, in shares of common stock having a fair market value on the exercise date equal to the exercise price or, at the discretion of the Compensation Committee, pursuant to a “net exercise” mechanism involving a broker approved by the Compensation Committee.

Change of Control. In the event of a change of control of the Company (as defined in the 2010 Plan), subject to limitations and restrictions as more fully described in the 2010 Plan, the Compensation Committee may provide, but is not required to provide, that in the event MEMC experiences a “change in control”, (i) any and all options granted under the 2010 Plan shall be immediately exercisable in full, (ii) any or all restricted stock awards made under the 2010 Plan shall be immediately payable in full, and (iii) any award agreement with respect to a performance unit award will terminate and be of no further force (with the amounts payable thereunder in such event as specified in the award agreement). All stock options become immediately vested following a change in control of MEMC if the participant’s employment is terminated without “cause” or by the participant for “good reason” (each as defined in the plan) within two years after the change in control.

A “change in control” is generally deemed to mean:

•	any sale or other transfer (in one transaction or a series of related transactions) of all of MEMC’s assets;

•	the approval by MEMC’s stockholders of any plan or proposal for liquidation or dissolution;

•	any person or group becomes the beneficial owner of shares representing more than 40% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors;

•	the replacement of a majority of the Board of Directors over a two-year period which is not approved by a vote of at least a majority of the Board of Directors then still in office;

•	any person or group acquires the power to elect a majority of the Board of Directors; or

•	a merger or consolidation of MEMC with another entity in which holders of the common stock of MEMC immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

In the event of (i) a dissolution or liquidation, (ii) a sale of all or substantially all of MEMC’s assets, (iii) a merger or consolidation involving MEMC in which MEMC is not the surviving corporation or (iv) a merger or consolidation involving MEMC in which MEMC is the surviving corporation but the stockholders of MEMC receive securities of another corporation and/or other property, including cash, the Compensation Committee will, in its absolute discretion, have the power to provide for an appropriate exchange of an award, or cancel any award (whether or not then exercisable or vested), and in full consideration of such cancellation, pay in cash:

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•	with respect to an option, the excess of the fair market value of securities and property (including cash) received by the holder of a share of common stock as a result of such event over the exercise price of such option; and

•	with respect to restricted stock and performance units (to the extent not in violation of Code Section 409A), the value, as determined by the Compensation Committee in its absolute discretion, of the securities and property (including cash) received by the holder of a share of common stock as a result of such event.

Termination of Employment. Vested awards granted under the 2010 Plan will expire, terminate or otherwise be forfeited upon death or termination of employment as set forth in the individual award agreements for grants awarded under the 2010 Plan. Subject to the provisions of the 2010 Plan and pursuant to the Code, no incentive stock option may be exercisable as an incentive stock option after the date which is three months following a grantee’s termination of employment for any reason other than disability or death, or twelve months following a grantee’s termination of employment by reason of disability. Following death, the executor, administrator or other person acquiring an incentive stock option by bequest or inheritance may exercise it at any time during its remaining term, provided the deceased grantee was an employee either at the time of his death or within three months prior to death.

Duration, Termination and Amendment. The 2010 Plan will terminate on the tenth anniversary of the effective date of the 2010 Plan, unless terminated by the Board of Directors or the Compensation Committee earlier. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2010 Plan prior to the termination date may extend beyond that date through the award’s normal expiration date. The Board of Directors, and the Compensation Committee, may generally amend or terminate the 2010 Plan as determined to be advisable. Stockholder approval may also be required for certain amendments including approval of amendments required under the Internal Revenue Code, rules of the New York Stock Exchange, and rules of the SEC.

Transferability of Awards. Awards under the 2010 Plan may be transferred only by will or the laws of descent and distribution or, with the approval of the Compensation Committee, to family members of a participant or a family trust or similar entity to the extent allowed by Rule 16b-3 promulgated under the Exchange Act.

Prohibition on Repricing Awards. Without the approval of our stockholders, no stock option may be amended to reduce its exercise price or grant price and no stock option may be cancelled and replaced with a stock option having a lower exercise price. However, based on the approval of our stockholders of the proposal to amend the existing equity plans to allow for a one-time exchange offer, the Compensation Committee can provide for, and we can implement, this one-time-only Exchange Offer.

Tax Withholding. We are authorized to withhold from any award granted or payment due under the 2010 Plan the amount of any withholding taxes due in respect of the award. The Compensation Committee is authorized to establish procedures for election by participants to satisfy their obligations for the payment of withholding taxes by delivery of shares of MEMC common stock or by directing us to retain stock otherwise deliverable in connection with the award.

Section 9.	Information Concerning Us; Financial Information

Information Concerning Us. MEMC was formed in 1984 as a Delaware corporation and completed its initial public stock offering in 1995. Our corporate structure includes, in addition to our wholly owned subsidiaries, an 80%-owned consolidated joint venture in South Korea (MEMC Korea Company or MKC). We also have four consolidated joint ventures related to the construction and operation of solar energy systems. MEMC is a global leader in the development, manufacture, and sale of silicon wafers, and with the acquisition of SunEdison in 2009, a major developer and seller of photovoltaic energy solutions. Through SunEdison, MEMC is one of the world’s leading developers of solar energy projects and, we believe, one of the most geographically diverse. MEMC’s technology leadership in silicon and downstream solar are enabling the company to expand its downstream customer base and lower costs throughout the silicon supply chain.

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Financial Information. We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in Items 8.01 and 9.01 of our Current Report on Form 8-K, filed with the SEC on May 9, 2012, and with Part I. Financial Information in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, both of which are incorporated herein by reference. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(In millions, except per share data)

	For the year ended December 31,
	2011	2010	2009
Net sales (includes income from Suntech agreement of $175.7 for the year ended December 31, 2011 - see Note 19)	$2,715.5	$2,239.2	$1,163.6
Cost of goods sold (see Note 21)	2,420.6	1,902.1	1,035.5
Gross profit	294.9	337.1	128.1
Operating expenses:
Marketing and administration	352.8	267.0	161.9
Research and development	87.5	55.6	40.4
Goodwill impairment charges (see Note 3)	440.5	—	—
Restructuring charges (see Note 3)	350.7	5.3	28.4
Long-lived asset impairment charges (see Note 3)	367.9	—	24.6
Insurance recovery	(4.0)	(11.9)	—
Operating (loss) income	(1,300.5)	21.1	(127.2)
Non-operating expense (income):
Interest expense	77.2	29.0	4.0
Interest income	(4.5)	(5.5)	(26.5)
Decline (increase) in fair value of warrant	4.8	14.0	(5.4)
Other, net	6.1	(3.9)	0.9
Total non-operating expense (income)	83.6	33.6	(27.0)
Loss before income tax expense (benefit) and equity in (loss) earnings of joint ventures	(1,384.1)	(12.5)	(100.2)
Income tax expense (benefit)	73.1	(53.3)	(42.2)
(Loss) income before equity in (loss) earnings of joint ventures	(1,457.2)	40.8	(58.0)
Equity in (loss) earnings of joint ventures, net of tax	(62.8)	7.2	(11.8)
Net (loss) income	(1,520.0)	48.0	(69.8)
Net (income) loss attributable to noncontrolling interests	(16.0)	(13.6)	1.5
Net (loss) income attributable to MEMC stockholders	$(1,536.0)	$34.4	$(68.3)
Basic (loss) income per share	$(6.68)	$0.15	$(0.31)
Diluted (loss) income per share	$(6.68)	$0.15	$(0.31)
Weighted-average shares used in computing basic (loss) income per share	229.9	226.9	223.9
Weighted-average shares used in computing diluted (loss) income per share	229.9	230.2	223.9

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

	As of December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$585.8	$707.3
Restricted cash	125.2	43.8
Accounts receivable, net	202.9	296.0
Inventories	321.8	214.6
Solar energy systems held for development and sale, including consolidated variable interest entities of $0 and $151.8 at December 31, 2011 and 2010, respectively	373.0	237.5
Prepaid and other current assets	277.2	238.1
Total current assets	1,885.9	1,737.3
Investments	54.5	110.3
Property, plant and equipment, net:
Semiconductor Materials and Solar Materials	1,253.7	1,465.9
Solar energy systems, including consolidated variable interest entities of $55.3 and $56.2 at December 31, 2011 and 2010, respectively	1,139.4	567.6
Deferred tax assets, net	44.8	139.3
Restricted cash	37.5	18.7
Other assets	316.6	177.6
Goodwill	—	342.7
Intangible assets, net	149.2	52.5
Total assets	$4,881.6	$4,611.9

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	As of December 31,
	2011	2010
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$3.7	$6.4
Short-term solar energy system debt and current portion of solar energy system debt, financings and capital leaseback obligations, including consolidated variable interest entities of $5.6 and $28.8 at December 31, 2011 and 2010, respectively	144.2	65.7
Accounts payable	694.6	745.5
Accrued liabilities	409.0	258.4
Contingent consideration related to acquisitions	71.6	106.4
Deferred revenue for solar energy systems	41.4	8.8
Customer and other deposits	72.4	92.9
Total current liabilities	1,436.9	1,284.1
Long-term debt and capital lease obligations, less current portion	567.7	20.5
Long-term solar energy system debt, financings and capital leaseback obligations, less current portion, including consolidated variable interest entities of $57.0 and $107.2 at December 31, 2011 and 2010, respectively	1,211.2	590.1
Pension and post-employment liabilities	69.4	54.1
Customer and other deposits	276.8	116.2
Deferred revenue for solar energy systems	157.4	75.0
Semiconductor Materials and Solar Materials deferred revenue	51.2	115.2
Other liabilities	326.1	61.1
Total liabilities	4,096.7	2,316.3
Stockholders’ equity:
Preferred stock, $.01 par value, 50.0 shares authorized, none issued or outstanding at December 31, 2011 or 2010	—	—
Common stock, $.01 par value, 300.0 shares authorized, 241.3 and 237.9 issued at December 31, 2011 and 2010, respectively	2.4	2.4
Additional paid-in capital	621.7	557.9
Retained earnings	577.5	2,113.5
Accumulated other comprehensive (loss) income	(3.9)	34.1
Treasury stock, 10.5 and 10.0 shares at December 31, 2011 and 2010, respectively	(459.8)	(456.2)
Total MEMC stockholders’ equity	737.9	2,251.7
Noncontrolling interests	47.0	43.9
Total stockholders’ equity	784.9	2,295.6
Total liabilities and stockholders’ equity	$4,881.6	$4,611.9

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(In millions, except per share data)

	Three Months Ended March 31,
	2012	2011
Net sales	$519.2	$735.9
Cost of goods sold	462.5	621.9
Gross profit	56.7	114.0
Operating expenses:
Marketing and administration	84.7	93.0
Research and development	20.1	21.0
Restructuring and impairment charges	3.5	0.2
Insurance recovery	(4.0)	—
Operating loss	(47.6)	(0.2)
Non-operating expense (income):
Interest expense	27.7	9.0
Interest income	(0.8)	(0.9)
Other, net	0.2	(2.0)
Total non-operating expense	27.1	6.1
Loss before income taxes and equity in (loss) earnings of joint ventures	(74.7)	(6.3)
Income tax expense (benefit)	17.0	(14.3)
(Loss) income before equity in (loss) earnings of joint ventures	(91.7)	8.0
Equity in (loss) earnings of joint ventures, net of tax	(1.2)	1.3
Net (loss) income	(92.9)	9.3
Net loss (income) attributable to noncontrolling interests	0.9	(13.8)
Net loss attributable to MEMC stockholders	$(92.0)	$(4.5)

Basic and diluted loss per share	(0.40)	(0.02)

Weighted-average shares used in computing basic and diluted loss per share	230.7	228.9

Comprehensive (loss) income	$(97.2)	$59.8
Less: comprehensive (loss) income attributable to noncontrolling interests	(0.4)	15.0
Comprehensive (loss) income attributable to MEMC stockholders	$(96.8)	$44.8

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$380.6	$585.8
Restricted cash	90.7	125.2
Accounts receivable, less allowance for doubtful accounts of $5.3 and $4.9 in 2012 and 2011, respectively	258.4	202.9
Inventories	283.2	321.8
Solar energy systems held for development and sale	522.8	373.0
Prepaid and other current assets	247.7	277.2
Total current assets	1,783.4	1,885.9
Investments	53.4	54.5
Property, plant and equipment, net:
Non-solar energy systems, net of accumulated depreciation of $830.9 and $817.6 in 2012 and 2011, respectively	1,228.2	1,253.7
Solar energy systems, including consolidated variable interest entities of $58.6 and $55.3 in 2012 and 2011, respectively, net of accumulated depreciation of $42.1 and $34.2 in 2012 and 2011, respectively	1,188.4	1,139.4
Deferred tax assets, net	37.8	44.8
Restricted cash	39.1	37.5
Other assets	329.6	316.6
Intangible assets, net	145.9	149.2
Total assets	$4,805.8	$4,881.6

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	March 31, 2012	December 31, 2011
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3.5	$3.7
Short-term solar energy system financing, current portion of solar energy system financing and capital lease obligations, including consolidated variable interest entities of $5.7 and $5.6 in 2012 and 2011, respectively	204.6	144.2
Accounts payable	586.0	694.6
Accrued liabilities	391.6	409.0
Contingent consideration related to acquisitions	66.7	71.6
Deferred revenue for solar energy systems	89.3	41.4
Customer and other deposits	55.9	72.4
Total current liabilities	1,397.6	1,436.9
Long-term debt, less current portion	566.8	567.7
Long-term solar energy system financing and capital lease obligations, less current portion, including consolidated variable interest entities of $58.9 and $57.0 in 2012 and 2011, respectively	1,334.7	1,211.2
Pension and post-employment liabilities	70.0	69.4
Customer and other deposits	286.0	276.8
Deferred revenue for solar energy systems	93.8	157.4
Non-solar energy system deferred revenue	50.2	51.2
Other liabilities	306.1	326.1
Total liabilities	4,105.2	4,096.7
Stockholders’ equity:
Preferred stock, $.01 par value, 50.0 shares authorized, none issued and outstanding in 2012 and 2011	—	—
Common stock, $.01 par value, 300.0 shares authorized, 241.3 and 241.3 shares issued in 2012 and 2011, respectively	2.4	2.4
Additional paid-in capital	628.4	621.7
Retained earnings	485.5	577.5
Accumulated other comprehensive loss	(8.7)	(3.9)
Treasury stock, 10.5 shares in 2012 and 2011	(459.8)	(459.8)
Total MEMC stockholders’ equity	647.8	737.9
Noncontrolling interests	52.8	47.0
Total stockholders’ equity	700.6	784.9
Total liabilities and stockholders’ equity	$4,805.8	$4,881.6

Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before provision for income taxes and cumulative effect of accounting change. Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period, as well as the interest portion of rental expense.

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	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2010	Fiscal Quarter Ended March 31, 2012
Ratio of earnings to fixed charges	-12.8	.5	-1.3

Book Value Per Share. Our book value per share as of our most recent balance sheet dated March 31, 2012 was $3.04.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 16, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

Current and former members of our Board of Directors and executive officers of the Company are not eligible to participate in the Exchange Offer. The current members of our Board of Directors and our current executive officers, and their respective positions and offices as of July 17, 2012, are set forth in the following table (the address of each of the persons set forth below is 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376):

Name	Age	Position and Offices Held
Ahmad R. Chatila	45	President, Chief Executive Officer and Director
Brian Wuebbels	40	Executive Vice President and Chief Financial Officer
Shaker Sadasivam	52	Executive Vice President, Semiconductors and Senior Vice President, Research and Development
Carlos Domenech	42	Executive Vice President; President, Solar Energy
Bradley D. Kohn	43	Senior Vice President, General Counsel and Corporate Secretary
Stephen O’Rourke	47	Senior Vice President and Chief Strategy Officer
Matthew E. Herzberg	45	Senior Vice President and Chief Human Resources Officer
David A. Ranhoff	57	Senior Vice President, Sales & Marketing
Vijayan S. Chinnasami	46	Senior Vice President, Solar Materials
John Marren	49	Director, Chairman of the Board
Emmanuel T. Hernandez	57	Director
William E. Stevens	69	Director
James B. Williams	56	Director
Peter Blackmore	65	Director
Marshall Turner	70	Director

As of June 30, 2012, our current executive officers and members of our Board of Directors as a group beneficially owned outstanding options to purchase an aggregate of 6,688,775 shares of our common stock under our equity plans, which represented approximately 33.76% of the shares of common stock subject to all options outstanding under such plans as of that date. Our executive officers and members of our Board of Directors are not eligible to participate in the Exchange Offer. The following table shows the holdings of options to purchase our common stock as of June 30, 2012 by each director and each executive officer of MEMC.

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Name	Aggregate Number of Stock Options Beneficially Owned	Percentage of Total Outstanding Stock Options
Peter Blackmore	30,000	*
Emmanuel Hernandez	10,000	*
John Marren	—	*
William E. Stevens	17,000	*
Marshall Turner	70,000	*
James B. Williams	—	*
Ahmad Chatila	2,800,000	14.13%
Shaker Sadasivam	737,275	3.72%
Carlos Domenech	443,700	2.24%
Brian Wuebbels	455,000	2.30%
Bradley D. Kohn	622,700	3.14%
Stephen O’Rourke	432,300	2.18%
Matthew E. Herzberg	300,000	1.51%
David A. Ranhoff	471,800	2.38%
Vijayan S. Chinnasami	299,000	1.51%

* Represents less than 1% of MEMC’s outstanding stock options as of June 30, 2012.

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which describes in detail our indenture relating to our Senior Notes due 2019, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. In addition, neither we nor, to the best of our knowledge, any of our executive officers or directors or any affiliates of ours were engaged in transactions involving stock options or our common stock during the 60 days before the commencement of the Exchange Offer, except for routine grants of stock options and restricted stock units made by the Board of Directors to our directors and executive officers, which have been reported previously on Form 4s.

Section 11.	Status of Eligible Stock Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer

Eligible stock options that we accept for exchange pursuant to the Exchange Offer will be cancelled as of the expiration date of the Exchange Offer, and all shares of common stock that were subject to such surrendered eligible stock options will again become available for future awards under the 2010 Plan, including for the grants of new stock options in the Exchange Offer. As a result of the Exchange Offer, the pool of shares available for the grant of future awards under the 2010 Plan will be increased by that number of shares equal to the difference between (a) the number of shares subject to surrendered eligible stock options issued under the Plans and (b) the number of shares subject to the new stock options issued in the exchange under the 2010 Plan.

Under Accounting Standards Codification 715, “Compensation – Stock Compensation”, the exchange of options in the Exchange Offer is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered eligible stock options, as well as the incremental compensation cost of the new stock options granted in the Exchange Offer, ratably over the vesting period of the new stock option grants. This would be measured as the excess of the fair value of the replacement options on their grant date over the fair value of the surrendered eligible options immediately before the exchange. Because the exchange ratios were calculated to result in the fair value of surrendered eligible stock options being approximately equal to the expected fair value of the new stock options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Offer. In the event that any of the new stock options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited new stock options will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered eligible stock options that would have been recognized under the original vesting schedule.

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Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

Section 12.	Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible stock options and issuance of new stock options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new stock options as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered eligible stock options for exchange and to issue new stock options would be subject to obtaining any required governmental approval.

Section 13.	Material U.S. Federal Income Tax Consequences

U.S. Federal Income Tax Consequences. The following is a general summary of the material U.S. federal income tax consequences of participating in the Exchange Offer to MEMC and to eligible employees who are U.S. citizens or residents for U.S. federal income tax purposes. The following summary does not address the consequences of any state, local or foreign tax laws.

We believe that the exchange of eligible stock options for new stock options pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and that neither we nor any of our eligible employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible stock options and the grant of new stock options pursuant to the Exchange Offer. However, the Internal Revenue Service is not precluded from adopting a contrary position.

All new stock options granted under the Option Exchange Program would be designated as non-qualified stock options for U.S. federal income tax purposes. Upon exercise of the replacement options, the option holder would recognize tax compensation and we would recognize a tax deduction equal to the excess of the fair market value of the stock received upon exercise over the exercise price. Upon disposition of the stock, you generally will recognize capital gain or loss (which will be long- or short-term depending on whether the stock was held for more than 12 months) equal to the difference between (a) the selling price and (b) the sum of the amount paid for the stock, plus any amount recognized as compensation income upon exercise. The holding period for the shares acquired upon exercise of a nonqualified stock option will begin on the day after the date of exercise.

The new stock options generally will have no U.S. federal income tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a new stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible employee upon exercise, subject to the limitations imposed by the Internal Revenue Code. We have designed the Exchange Offer in a manner intended to comply with Internal Revenue Code Section 409A.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized in connection with the exercise of a nonqualified stock option by an eligible employee who has been employed by us. We will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

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The tax consequences for participating non-U.S. eligible employees may differ from the U.S. federal income tax consequences summarized above. The Schedules attached to this Offer to Exchange document contain brief discussions of the tax and other consequences and other issues applicable in the foreign countries in which the non-U.S. eligible employees reside.

WE ENCOURAGE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE STOCK OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

CIRCULAR 230 DISCLAIMER. The following disclaimer is provided in accordance with Treasury Department Circular 230. You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Section 14.	Extension of the Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any eligible stock options surrendered to us by disseminating notice of the extension to eligible employees by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m., Eastern, on the next business day following the previously scheduled expiration date of the Exchange Offer, and the cancellation date and the new stock option grant date will be similarly extended. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6, Conditions of the Exchange Offer, by disseminating notice of the termination or amendment to eligible employees by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6, Conditions of the Exchange Offer, has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date of the Exchange Offer. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within ten business days from the date we notify you, keep the Exchange Offer open for at least ten business days after the date of such notification:

(a) We increase or decrease the amount of consideration offered for the eligible stock options; or

(b) We increase or decrease the number of eligible stock options that may be surrendered in the Exchange Offer.

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Section 15.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible stock options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 16.	Additional Information

We have filed with the SEC a Schedule TO with respect to the Exchange Offer. This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible stock options for exchange:

(a)  Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed with the Securities and Exchange Commission on February 29, 2012, as amended on March 1, 2012, March 14, 2012 and June 21, 2012);

(b)   Current Report on Form 8-K dated May 9, 2012 (Item 8.01 and 9.01) (filed with the Securities and Exchange Commission on May 9, 2012);

(c)   Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (filed with the Securities and Exchange Commission on May 9, 2012);

(d)   Our definitive Proxy Statement for our 2012 Annual Meeting of Stockholders (filed with the Securities and Exchange Commission on April 12, 2012); and

(e)   The description of our common stock included in our Registration Statement on Form 8-A filed with the Commission on June 21, 1995, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for our current and periodic reports is 001-13828. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at http://www.sec.gov or on the Investor Relations page on our website at http://www.memc.com. These filings may also be examined, and copies may be obtained, at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC 20549, on official business days during the hours of 10:00 am and 3:00 pm. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We also will provide without charge to each person to whom a copy of this document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Jill Hoadley, Stock Plan Administrator, MEMC Electronic Materials, Inc., 501 Pearl Drive, St. Peters, Missouri 63376 or e-mail at StockAdmin@memc.com. The information relating to MEMC in this document should be read together with the information contained in the documents to which we have referred you.

Section 17.	Corporate Plans, Proposals and Negotiations

The Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing relationships.

We also may, from time to time, engage in repurchases of our outstanding common stock in either open market or privately negotiated transactions or may engage in issuances of our common stock or other capital raising transactions, depending on market conditions and other relevant factors. As previously disclosed in our Form 10-K for the 2011 fiscal year, we need to have sufficient cash reserves, cash flow from operations and borrowing capacity under our credit facilities in order to execute our business plan, and will need to raise additional funds in the future in order to meet the operating and capital needs of our solar energy systems development business.

The Company also enters into agreements for the purchase and sale of products and services and the sale of assets and incurs indebtedness from time to time in the ordinary course of business. In connection with the development, construction, financing, operation and sale of solar projects, the Company regularly enters into a variety of strategic relationships, financing arrangements and other transactions.

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In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation. There are currently two vacancies on the Company’s board of directors and the Nominating and Corporate Governance Committee is undertaking a search for suitable candidates to fill those vacancies pursuant to the Committee’s charter, the Company’s Corporate Governance Guidelines and the Company’s articles and bylaws.

Section 18.	Miscellaneous

We are not aware of any jurisdiction where the making of the Exchange Offer would not be in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after making a good faith effort, we cannot comply with the applicable law, the Exchange Offer will not be made to, nor will surrenders be accepted from or on behalf of, eligible employees residing in such jurisdiction.

We have not authorized any person to make any representation on our behalf as to whether you should exchange your eligible stock options in the exchange offer. You should rely only on the information contained in this document or in documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the exchange offer other than the information and representations contained in this offer to exchange document or in the related documents. If anyone makes any recommendation or representation to you or gives you any other information, you should not rely on that recommendation, representation or information as having been authorized by us.

MEMC Electronic Materials, Inc.

July 17, 2012

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SCHEDULES

A Guide to Issues for Non-U.S. Eligible Employees

SCHEDULE A

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

BAHRAIN

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in Bahrain. This discussion is based on the law in effect in Bahrain as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Bahrain apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you, as there is currently no personal income tax imposed in Bahrain.

Exercise of New Stock Options

When you exercise the new stock options, you will not be subject to income tax, as there is currently no personal income tax imposed in Bahrain.

Sale of Shares

When you sell the shares acquired upon the exercise of the new stock options, you will not be required to pay any tax on any gain from the sale because there is currently no personal income tax imposed in Bahrain.

Withholding and Reporting

Your employer is not required to withhold or report with respect to the exchange of the eligible stock options or the grant of your new stock options because there is no personal income tax currently imposed in Bahrain.

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SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

BELGIUM

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in Belgium. This discussion is based on the law in effect in Belgium as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social security consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Belgium apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax with respect to the eligible options as a result of the exchange of eligible options for the grant of new options pursuant to the Exchange Offer, although there is no clear guidance set forth in the Belgian tax regulations.

If you accepted your eligible options within 60 days of the offer date of the eligible options, you were taxed at the time of offer. If you elect to participate in the Exchange Offer and exchange your eligible options for the grant of new options, you will not receive a credit against the future tax liability of the new options or a refund with respect to taxes you paid in connection with your eligible options. Accordingly, you are strongly advised to contact your personal tax advisor regarding your decision to exchange your eligible options for the grant of new options.

Grant of New Options

The grant of the new options pursuant to the Exchange Offer will trigger certain tax, and/or social security consequences.

You will not be subject to tax when the new options are granted to you, unless you accept the new options in writing within 60 days of the “offer date” (i.e., the date on which you are sent written documents describing the material terms and conditions of your new options).

If however you accept the new options in writing within this 60 day period, you will be subject to tax upon grant. In such case, the taxable amount is, as a general rule, equal to a percentage of the value of the underlying shares at the time of the offer. Assuming that the new options cannot be exercised prior to January 1, 2016 (i.e., after the lapse of the 3rd full calendar year following the year of offer) and assuming certain other conditions are met, the taxable amount will be 10% (assuming the new options have a term of seven years) of the value of the underlying shares on the offer date, plus the difference (if any) between the fair market value1 of the shares on the offer date and the exercise price. If you can exercise your new options prior to January 1, 2016, the taxable amount will be 20% (assuming the new options have a term of seven years) of the value of the underlying shares on the offer date, plus the difference (if any) between the fair market value of the shares on the offer date and the exercise price. In order to take advantage of the lower valuation rate for your new options, you must undertake not to exercise your new options prior to January 1, 2016 in the Commitment Form that will be provided to you by MEMC in connection with the grant of the new options and sign and return the Commitment Form as instructed in the form. Please note that you should also file a copy of the Commitment Form with your tax return for the year in which the 60th day following the offer date occurs.

1 For Belgian tax purposes, the fair market value of the underlying shares on the offer date is equal to either (at MEMC’s choice) (i) the average closing trading price of the shares during the 30 days preceding the offer date, or (b) the closing trading price of the shares on the last trading day immediately preceding the offer date.

2

If you indicate that you will not exercise your new options prior to January 1, 2016 in the Commitment Form, but nevertheless exercise your new options prior to January 1, 2016, the new options will no longer be valued based on 10% of the share value (plus any “in the money” amount) on the offer date. Instead, a second taxable event will be triggered and tax will be due based on 20% of the share value (plus any “in the money” amount) on the offer date. You must report the difference to the Belgian tax authorities in your tax return for the year in which you breached the commitment not to exercise your new options before January 1, 2016 and pay the applicable tax.

If you accept the new options in writing within this 60 day period, you should generally be exempt from social insurance contributions in connection with the new options, unless: (i) the new options are “in the money” (i.e., have an exercise price that is lower than the fair market value of the underlying shares on the offer date); or (ii) a “certain benefit,” as defined in the Law of March 26, 1999, is granted, in which case social security contributions will become due if your employer reimburses MEMC for the options or if MEMC has not granted the new options in its sole discretion.

If you do not accept the new options in writing within 60 days of the offer date, you should not be subject to taxation at the time of the offer.

Exercise of New Options

As discussed above, if you choose to be taxed at the time of offer by accepting the options in writing within 60 days after the offer date, assuming you do not exercise your new options prior to January 1, 2016, the exercise of the new options will not result in any additional income tax liability.

However, based on a current interpretation by the Belgium Tax Administration, an option that is not accepted in writing within the 60 days from the offer date should be taxed as an acquisition of shares at a discounted price at the time of exercise. This should lead to taxation at exercise of the new options on the difference between the fair market value of the shares at exercise and the exercise price of the new options. To choose this tax treatment, you must accept the new options in writing after 60 days from the offer date. Under this interpretation, the benefit in kind (i.e., the spread realized upon the purchase of the shares at a discount) should normally not be subject to social security contributions because the costs of the 2010 Plan are not reimbursed by your employer to MEMC and the grant is made at the sole discretion of MEMC, but the outcome thereof remains somewhat uncertain.

Sale of Shares

When you sell the shares acquired at exercise of your new options, you will not be subject to capital gains tax.

Withholding and Reporting

If your employer does not reimburse MEMC for the new options and is not otherwise involved in the administration of the 2010 Plan, your employer should not be required to withhold income tax or social security contributions at the time of grant, exercise or sale.

If you accept your new options in writing within 60 days of the offer date, your employer will report the taxable income you receive in connection with your new options on your annual compensation form (Form 281.10) for the year in which the 60th day after the offer date occurs. This form will generally be filed with the Belgian tax authorities by March 1 of the year following the year in which the taxable event occurs and you should receive a copy of your annual compensation form by that date.

If you execute the Commitment Form undertaking not to exercise your new options until the end of the third calendar year from the offer but you subsequently breach this undertaking, your employer must report the additional taxable benefit on your annual compensation form for the year in which the breach took place. As mentioned above, you are solely responsible for reporting and paying applicable taxes due in the event you breach your undertaking.

3

If you do not accept your new options in writing within 60 days of the offer date, your employer will not report the exercise of your new options if your employer does not reimburse MEMC for the new options and is not otherwise involved in the administration of the 2010 Plan. You will be solely responsible for reporting the taxable income at exercise and paying the applicable taxes.

In addition, if you are a Belgium resident, you are required to report any security or bank account (including brokerage accounts) held outside Belgium on your annual tax return.

4

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

CANADA

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in Canada. This discussion is based on the law in effect in Canada as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

Tax Information1

Option Exchange

You should not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

You will be subject to income tax and pension plan contributions (to the extent your income has not already exceeded the applicable contribution ceiling) when you exercise the new stock options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of the spread is subject to tax; that is, you can permanently exclude one-half of the spread from the taxable amount. You will be subject to taxation on the remaining one-half of the spread at your applicable marginal income tax rate.

Sale of Shares

When you sell the shares acquired at exercise of your new stock options, you will be subject to capital gains tax. The taxable amount will be one-half of the difference between the sale price and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise plus any brokerage fees).

If you own other shares of MEMC which you have acquired from the exercise of other eligible stock options or outside of the 2010 Plan, your adjusted cost base may be different from described above. In order to preserve the cost basis of shares sold in a cashless (i.e., same day sale) exercise, you must specifically identify any such shares in your annual tax return. You are strongly advised to seek advice from a tax professional in either of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

1 Please note that this discussion addresses Canadian federal tax law only. Please consult your personal tax advisor to determine the tax consequences of the Exchange Offer under provincial tax laws.

5

Withholding and Reporting

Your employer will report the spread recognized at exercise of your new stock options and any amount excluded under the one-half exemption rule to the Canada Revenue Agency (“CRA”). A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your new stock options.

Your employer will withhold income tax on the taxable amount at the time of exercise of your new stock options. Your employer will also withhold pension plan contributions on the taxable amount at exercise to the extent your income has not already exceeded the applicable contribution ceiling. The taxable amount at exercise for purposes of pension plan contributions (as well as for income tax purposes) is the difference between the fair market value of the shares on the date of exercise and the exercise price less the one-half exempt amount.

If your actual tax liability is greater than the amount withheld, it is your responsibility to pay any additional tax and to report and pay any taxes resulting from the sale of shares.

NOTICE FOR RESIDENTS OF QUEBEC

By accepting the terms and conditions contained in the Exchange Offer and agreeing to participate in the Exchange Offer, you further agree to the following:

Each eligible employee in Quebec who participates in the Exchange Offer hereby agrees that it is the eligible employee’s express wish that all documents evidencing or relating in any way to the eligible employee be drafted in the English language only.

Chaque employé éligible au Quebec qui souscrit à des intérêts reconnaît par la présente que c’est sa volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à la vente des intérêts soient rédigés uniquement en anglais.

6

SCHEDULE D

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

CHINA (PRC)

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in China (PRC). This discussion is based on the law in effect in China (PRC) as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in China (PRC) apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options and Sale of Shares

Due to regulatory requirements in China, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired upon exercise of your new stock options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.

You will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise/sale and the exercise price. You also may be subject to social insurance contributions on the spread.

Withholding and Reporting

Your employer is required to withhold and report income tax when you exercise your new stock options. Your employer may also be required to withhold social insurance contributions if it is of the opinion that social insurance legislation requires this. You are responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Control Information

If you are a PRC citizen, you will be required to repatriate all sales proceeds derived from the cashless sell-all exercise to China in the manner designated by MEMC. In addition, MEMC reserves the right to restructure the Plan and/or the terms of your new options in a manner to comply with PRC exchange control regulations.

7

SCHEDULE E

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

FRANCE

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in France. This discussion is based on the law in effect in France as of July 2, 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in France apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

When you exercise the new stock options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be characterized as salary income and taxed at your progressive rate. Social insurance contributions will also be due on the spread at exercise.

Wealth Tax

Shares acquired under the 2010 Plan may need to be included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including your household’s) exceeds a certain amount (€1,300,000 for 2012), as valued on January 1. You should consult your personal tax advisor to determine if the shares need to be included in your personal estate for purposes of calculating your wealth tax.

Sale of Shares

When you sell the shares acquired at exercise of your new stock options, you will be subject to capital gains tax if the sale price is greater than the fair market value of the shares at the date of exercise.

If the sale proceeds are less than the fair market value of the shares at the time of exercise, you will realize a capital loss. Such capital loss can be offset against capital gains realized from the sale of securities during the year in which you sold the shares and/or during the ten following years. Capital loss cannot be offset against other types of income (such as salary).

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New Surtax

The Finance Bill for 2012 provides for a new surtax on your annual income in excess of certain thresholds (€250,000 for single taxpayers and €500,000 for married taxpayers), including any income derived from the exercise of your new stock options and any proceeds from the sale of shares acquired upon exercise. Please contact your personal tax advisor to determine if you will be subject to this surtax and whether you qualify for any available surtax reductions.

Withholding and Reporting

Provided you are a French tax resident, your employer is not required to withhold income tax when you exercise your new stock options. However, because the spread at exercise of your new stock options will be considered salary income, your employer is required to report such amounts on its annual declaration of salaries (which is filed with the tax and labor authorities) and on your monthly pay slip. In addition, your employer will withhold and pay all applicable social insurance contributions at the time you exercise your new stock options. You are responsible for reporting on your personal income tax return and paying any and all income tax due as a result of your participation in the 2010 Plan.

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SCHEDULE F

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

GERMANY

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in Germany. This discussion is based on the law in effect in Germany as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

If you exercise your new stock options to purchase shares, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). You will be taxed on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price. You will also be subject to a solidarity surcharge and church tax, if applicable, on your income tax liability.

Under certain circumstances, a certain portion of the spread per calendar year may be exempt from tax. You are encouraged to consult with your personal tax advisor regarding your eligibility for a tax exemption.

Sale of Shares

When you sell the shares acquired at exercise of your new stock options, you will be subject to capital gains tax at a flat rate of 25% (plus a 5.5% solidarity surcharge and church tax at a rate of 8 or 9%, if applicable), provided you do not own 1% or more of MEMC’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. If this flat tax rate exceeds your personal income tax rate, you may elect in your income tax rate for your personal income tax rate to apply.

The capital gain amount is the difference between the sale price and the fair market value of the shares on the date of exercise. When assessing your capital gains tax liability, you may deduct €801 (or €1,602 for married taxpayers filing jointly) from all capital gains and other income from capital investments realized during the relevant tax year.

Withholding and Reporting

Your employer will withhold and report income tax and social insurance contributions (to the extent your income has not exceeded the applicable contribution ceiling) on the income recognized at exercise of the new stock options. You are responsible for including any income from your new stock options in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

10

SCHEDULE G

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

INDIA

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in India. This discussion is based on the law in effect in India as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in India apply to your specific situation.

Tax Information

Option Exchange

The tax treatment of the exchange of eligible stock options for the grant of new stock options is uncertain. The Indian tax authorities may treat the exchange as the disposal of a capital asset (i.e., the eligible stock option) which is subject to capital gains tax. In this case, the capital gain would likely be calculated based on the difference between the full value of consideration received in exchange for the eligible stock option (i.e., the value of the new stock options) reduced by the cost paid to acquire the eligible stock options.

In the present case, the cost of acquisition of the eligible stock options that are being exchanged for new stock options may be considered as “indeterminable,” in which case the capital gains computation mechanism fails. Under existing judicial precedent, no capital gains tax liability arises where the computation mechanism for capital gains fails. As a result, there are arguments that you will not be subject to capital gains tax as a result of the exchange of eligible stock options for the new stock options pursuant to the Exchange Offer. However, there is no statutory guidance specifically on point. As a result, taking the position that no tax is due on the exchange is not without risk and MEMC takes no responsibility for the tax position that you take regarding the Exchange Offer. Accordingly, we recommend that you consult your personal tax advisor regarding the potential tax consequences of participating in the Exchange Offer.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

If you exercise your new stock options to purchase shares, you will be subject to income tax (as salary). You will be taxed on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price.1 The spread will be classified as a perquisite and will be subject to income tax (including Education Cess and Secondary & Higher Education Cess).

1 Because MEMC’s shares are not traded on a recognized stock exchange in India, the fair market value of the shares will be determined by a category I merchant banker registered with the Securities and Exchange Board of India and will generally be based (at least in part) on the trading price of the shares on the New York Stock Exchange on the applicable valuation date.

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Sale of Shares

When you sell the shares acquired at exercise of the new stock options, you will be subject to capital gains tax. The taxable amount will be the difference between the sale price and the fair market value (as determined by a category I merchant bank in India) of the shares at vesting. If you hold the shares for more than 12 months after exercise, you will be taxed at the more favorable long-term capital gains tax rate. If you hold the shares for 12 months or less after exercise, you will be taxed at the short-term capital gains tax rate (which is the same as your progressive income tax rate).

Withholding and Reporting

Your employer will withhold and report income tax on the income recognized at exercise of the new stock options on its annual return of salaries. You will be responsible for including the spread in your annual tax return and for paying any difference between your actual tax liability and the amount withheld by your employer.

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SCHEDULE H

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

ITALY

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in Italy. This discussion is based on the law in effect in Italy as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Italy apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options and Sale of Shares

Due to regulatory requirements in Italy, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired at exercise of the new stock options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares4 at exercise/sale) and the exercise price, less any applicable income tax and brokerage fees. You will not be subject to social insurance contributions when you exercise the new stock options. In addition, you will be subject an extraordinary surcharge on any income (including the spread at exercise) exceeding €300,000 (for income received in 2012 and 2013).

If the sale price on the date of exercise/sale is greater than the average of the share prices over the month preceding the date of exercise/sale, you will be subject to capital gains tax on the difference. If the sale price on the date of exercise/sale is less than the average of the share prices over the month preceding the date of exercise/sale, you will realize a capital loss equal to this difference. This capital loss can be carried forward and used to offset capital gains earned over the following four years.

Withholding and Reporting

Your employer is required to withhold and report income tax when you exercise the new stock options in a cashless exercise. If your actual tax liability is greater than the amount withheld, however, it is your responsibility to pay any additional tax due.

1 For Italian tax purposes, the fair market value of the shares is the average price of the shares on the official stock exchange on which MEMC shares are traded (i.e., New York Stock Exchange) over the month immediately preceding and including the date of exercise.

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SCHEDULE I

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

JAPAN

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in Japan. This discussion is based on the law in effect in Japan as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Japan apply to your specific situation.

Tax Information

Option Exchange

Although the tax treatment of the Exchange Offer is unclear under Japanese law, you likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

When you exercise the new stock options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread likely will be characterized as remuneration income and will be taxed at your marginal tax rate. You likely will not be subject to social insurance contributions on the spread when you exercise the new stock options.

Sale of Shares

When you sell the shares acquired at exercise of the new stock options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise. You may be eligible for a reduced tax rate depending on the circumstances of the sale. Please consult your personal tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Historically, your employer has not been required to withhold or report income tax or social insurance contributions when you exercised or sold your stock options. However, as long as MEMC has at least a 50% ownership stake in your employer, your employer will report information on the income you receive from the exercise of your new stock options to the Japanese tax authorities on an annual basis, by March 31st of the year following the year in which the exercise occurred. Your employer will not withhold the taxes due at exercise and you are responsible for filing a personal tax return and reporting and paying any taxes resulting from this Exchange Offer, the exercise of the new stock options and the sale of shares.

14

Offshore Assets Reporting

Pursuant to a new law (the ‘Offshore Remittance, etc. Reporting Requirement Law’), you are required to report details of any assets you hold outside of Japan as of December 31, including shares of MEMC’s stock, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due from you by March 15th each year. Please check with your personal tax advisor as to whether this reporting obligation applies to you and whether you will be required to report details of your outstanding stock options, as well as MEMC shares, in the report.

15

SCHEDULE J

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

KOREA

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in Korea. This discussion is based on the law in effect in Korea as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Korea apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

When you exercise the new stock options, you will be subject to income tax and social insurance contributions (to the extent your income has not already exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price.

Sale of Shares

When you sell the shares acquired at exercise of the new stock options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise the new stock options. However, your employer may withhold social insurance contributions on the spread at exercise of your new stock options. It is your responsibility to report and pay any taxes resulting from the Exchange Offer, the exercise of the new stock options and the sale of shares. If you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your Global Tax Return which must be filed by May 31 of the year following the year in which the taxable event occurred.

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SCHEDULE K

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

MALAYSIA

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in Malaysia. This discussion is based on the law in effect in Malaysia as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Malaysia apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

When you exercise the new stock options, you will be subject to income tax on the difference between the exercise price and the lower of: (1) the fair market value5 of MEMC’s shares on the date of exercise, and (2) the fair market value of MEMC’s shares on the date your new stock options vest. You will not be subject to Employee Provident Fund contributions when you exercise the new stock options.

Sale of Shares

When you sell the shares acquired upon the exercise of the new stock options, you will not be required to pay any tax on the gain from the sale of your shares unless you are in the business of buying or selling shares.

Withholding and Reporting

Your employer will report the spread as income to you to the Inland Revenue Board on its annual return of remuneration and withhold income tax due on such income. You are responsible for reporting income from your new stock options on your personal income tax return and paying any difference between your actual tax liability and the amount withheld by your employer.

1 For Malaysian tax purposes, fair market value is defined as the average of the high and low trading prices of the stock on the date in question.

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SCHEDULE L

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

NETHERLANDS

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in the Netherlands. This discussion is based on the law in effect in the Netherlands as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the Netherlands apply to your specific situation.

Tax Information

Option Exchange and Grant of New Stock Options

You will be subject to income tax and social insurance contributions (to the extent your income has not already reached the applicable contribution ceilings) as a result of the exchange of vested eligible options for the grant of new stock options if either of the following apply: (1) the eligible stock options first vested after January 1, 2005 or (2) the eligible stock options vested prior to January 1, 2005 but you filed an election form to defer taxation until exercise with the tax authorities. If either situation applies, you will be taxed on the value of the new stock options granted to you following the expiration of the Exchange Offer. For the purpose of determining the value of the new stock options, MEMC will use standard valuation techniques (e.g., Black-Scholes) with which the Dutch tax authorities may or may not agree, which will take into account the fair market value of the shares at the new stock option grant date and the fact that the new stock options are not vested and may be forfeited. If you elect to participate in the Exchange Offer, MEMC will withhold and report applicable taxes associated with the exchange.

Please note that if you terminate employment before you exercise your new stock options or your new stock options are otherwise forfeited, you may not be entitled to a refund of the tax paid at the time of the exchange.

You should not be subject to income tax or social insurance contributions as a result of the exchange of eligible unvested options or for options that vested prior to January 1, 2005 (but for which no election to defer taxation was made) for the grant of new stock options. You are strongly advised to consult with your personal tax advisor regarding the potential tax consequences of participating in the Exchange Offer.

Exercise of New Stock Options

When you exercise the new stock options, you will be subject to income tax and social insurance contributions (to the extent your income has not already exceeded the applicable contribution ceiling). If you were subject to taxation at the time of the exchange, you will be subject to tax at exercise on the difference between the fair market value of the shares on the date of exercise and the amount on which you paid tax at the time of the exchange. If you were not subject to tax at the time of the exchange, you will be subject to tax at exercise on the difference between the fair market value of the shares on the date of exercise and the exercise price. The taxable amount will be classified as regular salary income.

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Sale of Shares

When you sell the shares acquired upon the exercise of the new stock options, you will not be required to pay any tax on the gain from the sale of your shares (assuming you held less than 5% of MEMC’s shares as a private investment).

Investment Yield Tax

You will be subject to an investment yield tax based on the total value of all of your assets (including shares acquired upon the exercise of your new stock options) held by you on January 1 of the calendar year concerned, to the extent the value of such assets exceeds the annual exempt amount. You are solely responsible for paying any investment yield tax due.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent your income has not exceeded the applicable wage ceilings) when you exercise your new stock options and, if applicable, upon the exchange of your eligible options for the new options. You are responsible for including any income from your new stock options in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

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SCHEDULE M

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

SINGAPORE

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in Singapore. This discussion is based on the law in effect in Singapore as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Singapore apply to your specific situation.

This Exchange Offer has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, this Exchange Offer and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of eligible stock options may not be circulated or distributed, nor may the eligible stock options be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to a qualifying person under Section 273(1)(f) of the Securities and Futures Act, Chapter 289 of Singapore (the “Act”) or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

Tax Information

Option Exchange

You may be subject to tax as a result of the exchange of eligible stock options for the new stock options because the Inland Revenue Authority of Singapore (“IRAS”) may view the tender as a taxable “release” of an existing right. In practice, however, the IRAS is likely to disregard the “release” of eligible stock options and to tax the new stock options at exercise. Nonetheless, you are strongly advised to consult with your personal tax advisor regarding the potential tax consequences of participating in the Exchange Offer.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

Assuming you are not taxed at the time of the Exchange Offer, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. In addition, you will be taxed on a “deemed exercise” basis if: (1) you cease employment with your current employer, and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. In this case, you will be deemed to have exercised any outstanding and unexercised new stock options as of the date you cease employment and the deemed spread will be the difference between (a) the fair market value of the shares at the later of one month before the date you cease employment or the grant date of the new stock options, and (b) the exercise price. If you later exercise the new stock options and the actual spread is lower than the deemed spread, you may apply to the IRAS for a refund of the difference within four years of assessment after the “deemed exercise” rule is applied.

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You likely will not be subject to mandatory Central Provident Fund contributions when you exercise the new stock options.

You may be eligible for a tax exemption or deferral on the new stock options pursuant to a special scheme for equity income. Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether the new stock options may qualify for favorable tax treatment under such a scheme.

Sale of Shares

When you sell the shares acquired at exercise of the new stock options, you will not be subject to tax unless you are in the business of buying and selling securities.

Withholding and Reporting

Generally, your employer is not required to withhold income tax when you exercise your new stock options. However, your employer will prepare a Form IR8A each year, including any taxable benefit that you have derived pursuant to this Exchange Offer or the exercise of the new stock options. Your employer will provide the Form IR8A to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received.

Please note that special rules may apply to you if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and you are about to cease your employment. Your employer is required to notify the IRAS on Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any income payable to you for 30 days after the filing of the Form IR21, or until tax clearance is given by the IRAS, whichever is earlier. Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.

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SCHEDULE N

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

SPAIN

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in Spain. This discussion is based on the law in effect in Spain as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Spain apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

When you exercise the new stock options, you will be subject to income tax at your progressive rate on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will likely be considered compensation in-kind subject to payment on account and you will be charged with the payment on account. Social insurance contributions will be due on the taxable amount, unless the applicable wage ceiling has already been met.

Notwithstanding the above, the first €12,000 of compensation in-kind recognized at exercise in a 12-month period will not be taxable provided that the following conditions are met: (1) the transferred shares are stock of your employer or another company in the employer’s group (this requirement is met); (2) the offer is carried out in compliance with the general compensation policy of the employer or the employer’s group and it contributes to the participation of the employees in the employing company (this requirement should also be met); (3) you hold the shares acquired at exercise for at least three years after exercise; and (4) you or your close relatives do not own more than 5% of MEMC’s capital. If you sell your shares prior to the expiration of the three-year period, the €12,000 of compensation in-kind of the spread at exercise that was exempt will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised. Please consult your personal tax advisor to determine whether this exemption may be applicable to you.

Sale of Shares

When you sell the shares acquired at exercise of the new stock options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. The acquisition cost likely will be considered the exercise price plus the gross amount recognized as compensation in-kind and subject to tax at exercise. The Spanish government has recently passed a temporary increase for the 2012 and 2013 tax years on the tax rates for capital income, which includes capital gains as well as income from dividends and interest. The applicable rates are as follows:

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•	21% for capital income up to €6,000 in a tax year;

•	25% for capital income between €6,000 and €24,000 in a tax year; and

•	27% for capital income exceeding €24,000 in a tax year.

Withholding and Reporting

Your employer is required to report the exercise of the new stock options. As indicated above, the spread at exercise will be considered compensation in-kind subject to payment on account, and your employer will charge the payment on account to you. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation. Additionally, your employer is required to withhold applicable social insurance contributions when you exercise your new stock options. You are responsible for reporting and paying any tax resulting from the sale of your shares.

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SCHEDULE O

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

TAIWAN

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in Taiwan. This discussion is based on the law in effect in Taiwan as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Taiwan apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

If you exercise the new stock options to purchase shares, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to social insurance contributions on the spread.

Sale of Shares

When you sell the shares acquired at exercise of the new stock options, you will not be subject to ordinary income tax on any gain. However, such gain must be included as part of your basic income for purposes of calculating your Alternative Minimum Tax.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise or sell the new stock options. However, your employer is required to report your name, address, ID number and the taxable amount of the spread and to file a non-withholding statement with the tax authorities when you exercise the new stock options. A copy of the non-withholding statement will be issued to you. You are responsible for reporting and paying any tax resulting from the exercise of the new stock options or the sale of shares. You must file your annual tax return during the month of May of the year following the year in which the taxable event occurred.

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SCHEDULE P

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

THAILAND

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in Thailand. This discussion is based on the law in effect in Thailand as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Thailand apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

If you exercise the new stock options to purchase shares, you will be subject to income tax on the difference (or “spread”) between the fair market market value of the shares1 on the date of exercise and the exercise price. The spread will be characterized as a taxable fringe benefit. You will not be subject to social insurance contributions on the spread.

Sale of Shares

When you sell the shares acquired at exercise of the new stock options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise if: (1) you are a Thai tax resident, and (2) you repatriate the proceeds from the sale of your new stock options to Thailand in the same year in which the shares are sold. You are considered a Thai tax resident if you reside in Thailand for at least 180 days in a calendar year.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the new stock options. You are responsible for reporting the exercise of the new stock options and for reporting and paying any tax resulting from such exercise or from the sale of shares.

1 For Thai tax purposes, the fair market value of the shares on a given date is defined as the average trading price of the shares (as quoted on the New York Stock Exchange) during the month in which that date occurs.

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SCHEDULE Q

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

UNITED KINGDOM

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock options and the grant of new stock options pursuant to the Exchange Offer subject to tax in the United Kingdom. This discussion is based on the law in effect in the United Kingdom as of July 2012. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the Exchange Offer. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the Exchange Offer, you may be subject to tax not only in the new country, but also in the original country. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

When you exercise the new stock options, you will be subject to income tax and employee national insurance contributions (“NICs”) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Your employer will calculate the income tax and NICs due by way of withholding on exercise of the new stock options and account for these amounts to HM Revenue and Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the applicable income tax and NICs under the Pay As You Earn (“PAYE”) system or by any other method permitted in your award agreement, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the new stock options. If you fail to pay this amount to the employer within that time limit, the amount of any uncollected tax due from you will constitute a loan owed by you to your employer bearing interest at the then-current HMRC official rate.

Sale of Shares

When you sell the shares acquired at exercise of the new stock options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Capital gains tax is payable at a rate of 18% if your gains from all sources in any tax year are under the upper limit of the basic income tax rate band of £34,370 (less the personal exemption of £10,600 for the 2012/2013 year). If your capital gains from all sources exceeds £34,370 (less the personal exemption of £10,600), capital gains tax is payable at 28%. Furthermore, if you acquire other shares in MEMC, you must take into account the share identification rules in calculating your capital gains liability.

Withholding and Reporting

Your employer is required to withhold income tax and NICs when you exercise your new stock options, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the new stock options, the exercise of the new stock options, other related income and any tax withheld. You are responsible for reporting the exercise of the new stock options and for reporting and paying any tax resulting from the sale of shares.

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